The indebtedness covered by this Agreement is subordinated to the prior payment in full of the Senior Indebtedness (as defined in the Revolving Intercreditor Agreement hereinafter referred to) pursuant to, and to the extent provided in, the Intercreditor and Subordination Agreement, dated as of January 7, 2003 (as amended or otherwise modified from time to time, the “Revolving Intercreditor Agreement”), among FOH Holdings, Inc., Frederick’s of Hollywood, Inc., and the subsidiaries of Frederick’s of Hollywood, Inc. listed therein, Wells Fargo Retail Finance, LLC, as agent, Mellon HBV SPV LLC, as agent, and the Subordinated Creditors listed therein.

The indebtedness covered by this Agreement is subject to the Intercreditor and Subordination Agreement, dated as of January 7, 2003 (as amended or otherwise modified from time to time, the “Intercreditor Agreement”), among the Tranche A/B Lenders (as defined therein), the Tranche C Lenders (as defined therein) and Mellon HBV SPV LLC, as Agent and Collateral Agent.  By its acceptance of this Agreement, the holder hereof agrees to be bound by the provisions of such Intercreditor Agreement to the same extent that the Parties (as defined therein) are bound.

Amended and Restated Tranche A/B and Tranche C

Term Loan Agreement

among

FOH Holdings, Inc.,

Frederick’s of Hollywood, Inc.,

the Subsidiaries Listed Herein

and

Mellon HBV SPV LLC,

as Agent

and

the Lending Institutions Listed Herein

Amended and Restated as of June 30, 2005

This Amended and restated Tranche A/B and Tranche C Term Loan Agreement (the “Agreement”), amended and restated as of June 30, 2005, among Frederick’s of Hollywood, Inc., a California corporation (the “Borrower”), FOH Holdings, Inc., a Delaware corporation (“Holdings”), the Subsidiaries of the Borrower listed in Annex I (each a “Frederick’s Subsidiary” and collectively, the “Frederick’s Subsidiaries”), the lending institutions listed in Annex II as Tranche A/B lenders (each a “Tranche A/B Lender” and collectively, the “Tranche A/B Lenders”), the lending institutions listed on Annex III as Tranche C lenders (each a “Tranche C Lender” and collectively, the “Tranche C Lenders”; the Tranche A/B Lenders and Tranche C Lenders each being a “Lender” and collectively, the “Lenders”), and Mellon HBV SPV LLC (“SPV”), as agent for the Lenders (in such capacity, the “Agent”) and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”) amends and restates that certain Tranche A, Tranche B and Tranche C Term Loan Agreement, dated as of January 7, 2003, as amended by Amendment No. 1, dated November 25, 2003, Amendment No. 2, dated June 30, 2004, Amendment No. 3, dated March 2, 2005 and Amendment No. 4, dated March 24, 2005 (as amended, the "Term Loan Agreement").

WHEREAS, the Borrower had entered into the Term Loan Agreement with the Lenders thereunder (the "Original Lenders").

WHEREAS, the Original Lenders sold to SPV and SPV purchased from the Original Lenders, the entire balance of the Loans, totaling $17,384,620.28 on March 3, 2005, pursuant to several Assignment and Assumption Agreements with the original Lenders.

WHEREAS, the Credit Parties and the Lenders agree that it would be mutually beneficial to combine the Tranche A Term Loan and the Tranche B Term Loan into a new 8% fixed interest rate term loan that will be hereafter referred to as the "Tranche A/B Term Loan."

WHEREAS, the Lenders have combined the Tranche A Note and the Tranche B Note into a new note, attached as Exhibit A hereto, to be issued to the Borrower upon the date hereof, such note will be hereafter referred to as the "Tranche A/B Note."

NOW THEREFORE, each of the Credit Parties, the Agent and the Lenders agree to amend and restate this Term Loan Agreement in its entirety as follows:

ARTICLE I
Definitions

1.1.           Definitions.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Account Receivable” means any and all rights of the Credit Parties to payment for goods sold and services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future and any proceeds arising therefrom or relating thereto.

“Adjusted Consolidated EBITDA” means, with respect to any Person for any period Consolidated EBITDA of such Person and its Subsidiaries for such period.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors, managers and executive officers of such first Person), controlled by, or under direct or indirect common control with, such first Person.  A Person shall be deemed to control a corporation or a limited liability company for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors or managers of such corporation or limited liability company or (ii) to direct or cause the direction of the management and policies of such corporation or limited liability company, whether through the ownership of voting securities, by contract or otherwise.  The term 'Affiliate' does not include any Tokarz Affiliate.

“Agent” has the meaning ascribed thereto in the preamble and shall include any successor thereto appointed in accordance herewith.

“Agent’s Office” means the office of the Agent located at 200 Park Avenue, 54th Floor New York, New York 10166-3399, or such other office in New York as the Agent may hereafter designate in writing as such to the other parties hereto.

“Agreement” has the meaning ascribed thereto in the preamble.

“Asset Restoration Amount” has the meaning ascribed thereto in Section 3.3(a)(iv).

“Asset Sale” means any transaction, or series of related transactions, pursuant to which any Credit Party or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms or sales.

“Authorized Officer” means, as to any Person, any senior officer of such Person designated as such in writing to the Agent by such Person, to the extent acceptable to the Agent.

“Borrower” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Borrowing” means the incurrence pursuant to the Tranche A/B Term Loan Facility of a Loan by the Borrower from each of the Lenders having Tranche A/B Term Loan Commitments on a pro rata basis on a given date.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which lending institutions are authorized by law or other governmental actions to close.

"Capital Infusion" means the contribution of capital to Holdings with respect to its Capital Stock, including but not limited to, the contribution of $5 million on or before March 31, 2005, to Borrower by Tokarz, Mellon HBV Master Rediscovered Opportunities Fund L.P, or their respective Affiliates, in consideration of shares of Capital Stock having voting power of Holdings.”

“Capital Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” of any Person means all obligations under Capital Leases of such Person or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least AA by Standard & Poor’s Corporation (“S&P”) or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) having maturities of not more than one year from the date of acquisition, (iii) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating (at the time of acquisition of such security) by S&P is at least A-1 or the equivalent thereof or by Moody’s is at least P-1 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than six months from the date of acquisition, (iv) commercial paper and variable or fixed rate notes issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of acquisition of such security) of at least AA or the equivalent thereof by S&P or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition, and (v) repurchase agreements with any Lender or any primary dealer maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents; provided, that the terms of such repurchase agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy – Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

“Cash Interest Rate” has the meaning ascribed thereto in Section 2.10(a).

“Closing Date” means the first date following the Effective Time that the conditions set forth in Article V shall have been satisfied or waived by the Agent or Lenders in accordance therewith, but in no case shall such date be later than June 30, 2005.

“Collateral” means all of the Pledged Collateral and Pledged Securities.

“Collateral Agent” has the meaning ascribed thereto in the preamble and shall include any successor thereto appointed in accordance herewith.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the account of the Borrower for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower or any of its Subsidiaries.

“Common Stock” means the common stock, par value $0.01 per share, of Holdings.

“Compliance Certificate” means a certificate signed by a chief financial officer, controller, chief accounting officer or other Authorized Officer of the Borrower substantially in the form of Exhibit E.

“Consolidated Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person, minus, with regard to the equipment that is purchased by such Person and its Subsidiaries simultaneously with the trade-in of existing equipment, fixed assets or improvements, the credit granted by the seller of such equipment for the trade-in of such equipment, fixed assets or improvements.

“Consolidated EBITDA” means, with respect to any Person for any period, (i) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, and (E) (x) extraordinary or unusual losses and other losses from sales of assets other than Inventory sold in the ordinary course of business less (y) extraordinary or unusual gains and other gains from sales of assets other than Inventory sold in the ordinary course of business.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined in conformity with GAAP (including, without limitation, interest expense paid or payable to Affiliates of such Person), less the interest income for such period, as determined on a consolidated basis and in accordance with GAAP for such Person and its Subsidiaries.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or losses or gains or losses from Dispositions, (b) effects of discontinued operations and (c) interest income.

“Consolidated Subsidiary” means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in conformity with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any products warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Credit Documents” means (i) this Agreement, (ii) each Interest Rate Agreement, (iii) each Note, and (iv) each Security Document.

“Credit Party” means at all times Holdings, the Borrower and each Frederick’s Subsidiary.

“Creditor Trust” means the Frederick’s of Hollywood, Inc. Creditor Trust established pursuant to the Plan of Reorganization.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivatives” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Dollars” or “$” means United States Dollars.

“Effective Date” has the meaning ascribed thereto in Section 11.10.

“Effective Time” has the meaning ascribed thereto in Section 11.10.

“Eligible Assignee” means, with respect to any assignment of rights, interests and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000, (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (d) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (f) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Agent.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Credit Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties owned or operated by, or businesses of any Credit Party or any of its Subsidiaries or any predecessor in interest; or (ii) onto any facilities which received Hazardous Materials generated by any Credit Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned or operated by any Credit Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Credit Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Incentive Plan” means the 2002 FOH Holdings, Inc. Stock Incentive Plan as such may adopted by the shareholders of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” has the meaning ascribed thereto in Article IX.

“Excess Cash Flow” means, without duplication, for any Person for any period for which such amount is being determined, (i) Consolidated Net Income, plus (minus) (ii) the amount of depreciation, depletion, amortization of intangibles, deferred taxes and other non-cash expenses (revenues) which, pursuant to GAAP, were deducted (added) in determining such Consolidated Net Income of such Person, minus (iii) any amount of gain included in both (x) Consolidated Net Income and (y) either Net Cash Proceeds or Net Financing Proceeds required to be applied to the prepayment of the Loans pursuant to Section 3.3(a)(ii) or (iii), minus (plus) (iv) additions (reductions) to working capital for such period (i.e., the increase or decrease in consolidated current assets (excluding cash) of such Person minus consolidated current liabilities (excluding (A) changes in current liabilities for borrowed money and (B) Cash or Cash Equivalents which are either Net Cash Proceeds or Net Financing Proceeds required to be applied to the prepayment of the Loans pursuant to Section 3.3(a)(ii) or (iii) of such Person from the beginning to the end of such period), minus (v) the amount of Consolidated Capital Expenditures made to the extent permitted under Section 8.8, minus (vi) Scheduled Tranche A/B Term Loans Principal Payments made during such period.  For purposes of the foregoing and without duplication, Consolidated Net Income will exclude (x) all losses on the sale of capital assets or out of the ordinary course of business and (y) all write-downs of capital assets.

“Exchange Act” means the Securities Exchange Act of 1934.

“Executive Officer” means the chairman, president, chief executive officer or chief financial officer of Holdings, or any other officer of Holdings performing such functions.

“Final Tranche A/B Term Loan Maturity Date” means September 30, 2009.

“Final Tranche C Term Loan Maturity Date” means January 7, 2010.

“Financial Projections” means Holding’s forecasted (i) balance sheets, (ii) profit and loss statements, and (iii) cash flow statements attached hereto as Exhibit F.

“Financing Fees” means all reasonable out of pocket costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to herein and therein (including fees and expenses of Heller Ehrman LLP and local counsel to the Lenders) set forth in a statement provided to the Borrower prior to the Effective Time and payable to the Agent on its own behalf and on behalf of the Lenders by the Borrower pursuant to Section 11.2.

“Financing Proceeds” means the cash (other than Net Cash Proceeds) received by Holdings or the Borrower, as the case may be, or any of its Subsidiaries, directly or indirectly, from any financing transaction of whatever kind or nature, including from any incurrence of Indebtedness, any mortgage or pledge of an asset or interest therein (including a transaction which is the substantial equivalent of a mortgage or pledge), from the sale of tax benefits, from a lease to a third party and a pledge of the lease payments due thereunder to secure Indebtedness, from a joint venture arrangement, from an exchange of assets and a sale of the assets received in such exchange, or any other similar arrangement or technique whereby Holdings or the Borrower or any of its Subsidiaries obtains Cash in respect of an asset.

“Fiscal Year” means the fiscal year of Holdings and its Consolidated Subsidiaries ending on July 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) (A) Consolidated EBITDA of such Person and its Subsidiaries for such period plus (B) all Lease Payments paid or payable by such Person and its Subsidiaries during such period, minus (C) Capital Expenditures made by such Person and its Subsidiaries during such period (excluding the principal amount of Indebtedness incurred in connection with such expenditures), to (ii) the sum of (A) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid (including, without limitation, all scheduled payments of principal, or amounts allocable to principal, of Obligations and Capitalized Lease Obligations of such Person) during such period (except for any revolving credit Indebtedness to the extent there is not an equivalent permanent reduction in the commitments thereunder), plus (B) all Operating Lease Obligations and other Lease Payments paid or payable by such Person and its Subsidiaries during such period, plus (C) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, including, without limitation, interest paid or payable on Obligations of the Borrowers, plus (D) income taxes paid or payable by such Person and its Subsidiaries during such period.

“Frederick’s Subsidiary” and “Frederick’s Subsidiaries” each has the meaning ascribed thereto in the preamble.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, it being understood and agreed that determinations in accordance with GAAP for purposes of Article VIII, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.7(a).

“General Security Agreement” means the security agreement executed and delivered by Holdings, the Borrower and each Frederick’s Subsidiary to the Collateral Agent pursuant to Section 5.1(n) or Section 7.2.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning ascribed thereto in Section 4.1(a).

“Guarantees” means the guarantee of Holdings and each Frederick’s Subsidiary pursuant to Article IV.

“Guarantors” for purposes of this Agreement means Holdings and each Frederick’s Subsidiary.

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; and (d) any asbestos and asbestos-containing materials.

“Holdings” has the meaning ascribed thereto in the preamble.

“Indebtedness” means, without duplication, with respect to any Person, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, payables to vendors or other account payables incurred in the ordinary course of such Person’s business and not past due for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Agent and in accordance with accepted practice, of such Person under Derivatives; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates to any Multiemployer Plan; (xi) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; and (xii) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indebtedness Basket” means Indebtedness not to exceed the aggregate amount of $150,000 at any time.

“Intellectual Property Security Agreement” means the intellectual property security agreement executed and delivered by Holdings, the Borrower and each Frederick’s Subsidiary to the Collateral Agent pursuant to Section 5.1(n) or Section 7.2.

“Interest Payment Date” has the meaning ascribed thereto in Section 2.10(b).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement among the Borrower and any Tranche A/B Lender or Tranche C Lender, designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, as to any Person, all “inventory” (as that term is defined in Section 9-102 of the UCC) of such Person including: (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the business of such Person; (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and (iii) all goods returned or repossessed by such Person.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts Receivable arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or Capital Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Lease” means any lease, sublease, franchise agreement, license, occupancy or concession agreement.

“Lease Payment” means all obligations of a lessee under a Lease of any retail store or other property where any Inventory of any Credit Party is or will be sold, including with respect to any period under any such Lease, the aggregate amounts payable by such lessee to or on behalf of the lessor for such period, including, without limitation, rent, common area maintenance fees, property taxes, insurance, interest, amortized charges and any other amounts such lessee is required to pay to or on behalf of the lessor pursuant to such Lease.   Whenever it is necessary to determine the amount of Lease Payments for any period with respect to which any of the rentals under the relevant Lease are not definitely determinable by the terms of such lease, all such rentals will be estimated in a reasonable amount for such period.

“Leased Real Property” means any Real Property that is subject to a Lease.

“Lender” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Leverage Ratio” means, as of the date of determination, the ratio of aggregate Indebtedness of all Credit Parties and their respective Subsidiaries as of such date to Adjusted Consolidated EBITDA for Holdings for the Test Period ending on such date.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, hypothecation, assignment, deposit arrangement, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capital Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing.

“Loan” means each and every Tranche A/B Term Loan or Tranche C Term Loan.

“Loan Amount” means, with respect to each Lender, the sum of such Lender’s Tranche A/B Term Loan Commitment and Tranche C Term Loan Amount.

“Loan Facility” means the credit facility evidenced by the aggregate unpaid principal amount of Tranche A/B Term Loans and Tranche C Term Loans.

“Loss Proceeds” means, with respect to a Person, the proceeds received by such Person and its Subsidiaries due to damage to, or loss, destruction or condemnation of, any Property or assets of such Person or any of its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, any material assets or properties, or condition (financial or otherwise), of the Credit Parties, taken as a whole, including, without limitation, any material adverse deviation at any time from the Financial Projections (as updated by the business plans delivered to the Agent pursuant to Section 7.1(b)(iii)), (ii) the ability of any Credit Party to perform any of its material obligations under any Credit Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Credit Document, (iv) the rights and remedies of the Agent and the Lenders under any Credit Document, or (v) the validity, perfection or priority of a Lien in favor of the Agent for the benefit of the Lenders on any of the Collateral.

“Minimum Borrowing Amount” means $100,000.

“Mortgage” means each mortgage, deed of trust, deed to secure debt, or other similar instrument, in form and substance satisfactory to the Agent, made by any Credit Party in favor of the Agent for the benefit of the Lenders, securing the Obligations and delivered to the Agent pursuant to Section 7.2.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA for which any Credit Party or any ERISA Affiliate has contributed to, or has been obligated to contribute to, at any time during the preceding six years.

“Net Cash Proceeds” means, (i) with respect to any Asset Sale by any Person, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or any of its Subsidiaries or Affiliates, in connection therewith after deducting therefrom only (A) any Indebtedness secured by any Lien permitted by Section 8.2 on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Asset Sale (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto reasonably incurred by such Person or such Affiliate in connection therewith, (C) transfer taxes paid by such Person or such Affiliate in connection therewith, and (D) net income taxes to be paid in connection with such Asset Sale (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the sale or issuance by any Person of any of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or any of its Subsidiaries or Affiliates in connection therewith after deducting therefrom only reasonable brokerage commissions, underwriting fees and discounts, legal fees and similar fees and commissions.

“Net Financing Proceeds” means Financing Proceeds, net of the reasonably incurred direct expenses of the transaction and net of taxes (including income taxes) currently paid or payable in cash as a result thereof in the current year, or in the next succeeding year with respect to the current year, as a result of the transaction generating Net Financing Proceeds.

“Notes” means any Tranche A/B Term Note or Tranche C Term Note.

“Obligations” means all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document or secured by any of the Security Documents.

“Officers’ Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer) or its President or one of its Vice Presidents and by its Chief Financial Officer or its Treasurer or any Assistant Treasurer; provided, that every Officers’ Certificate with respect to compliance with a condition precedent to the making of any Loan hereunder shall include, on behalf of the Borrower, (i) a statement that the officers making or giving such Officers’ Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

“Operating Lease” of any Person, means any lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as Lessee which is not a Capital Lease.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Paid In Kind Interest Rate” has the meaning ascribed thereto in Section 2.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is or has been maintained by or to which contributions are or have been made by any Credit Party or its respective ERISA Affiliates or as to which any Credit Party or its respective ERISA Affiliates may have liability, or in the case of a single employer plan with at least two contributing sponsors not under common control, to which any Credit Party or its respective ERISA Affiliates has made contributions at any time during the preceding six years.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Holders” means the Tranche C Lenders, as shareholders of Holdings, but not their permitted transferees.

“Permitted Indebtedness” means:

(a)           any Indebtedness owing to the Agent and the Lenders under this Agreement and the other Credit Documents;

(b)           the Indebtedness owing to the Revolving Credit Lenders under the Revolving Credit Debt Documents;

(c)           any Indebtedness permitted under Section 8.6;

(d)           Derivatives, in each case to the extent allowed by the Agent in its Permitted Discretion; and

(e)           any other Indebtedness covered by the Indebtedness Basket.

“Permitted Investment” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the Government of the United States of America or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means:

(a)           Liens securing the Obligations;

(b)           Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.3;

(c)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising (provided they are subordinate to the Agent’s Liens on Inventory and the trademarks of the Credit Parties) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money);

(d)           Liens existing on the Closing Date, as set forth on Schedule 8.2, but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

(e)           deposits and pledges securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts, including those for utilities (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(f)           easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Credit Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(g)           Liens existing in connection with the Revolving Credit Debt Documents; and

(h)           Liens securing the Indebtedness Basket.

“Person” means any individual, or any partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan Effective Date” means the “Effective Date”, as such term is defined in the Plan of Reorganization.

“Plan of Reorganization” means the First Amended Joint Plan of Reorganization of Borrower, Holdings, Frederick’s of Hollywood Stores, Inc. and Hollywood Mail Order LLC, dated as of August 28, 2002, as amended and effective as of the Plan Effective Date.

“Pledged Collateral” means all the Pledged Collateral as defined in the General Security Agreement.

“Pledged Securities” means all the Pledged Collateral as defined in the Securities Pledge Agreement.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Real Property” means all right, title and interest of any Credit Party or any of its Subsidiaries (including any leasehold estate) in and to a parcel of real property acquired by such Credit Party or any of its Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Reference Bank” means SPV, its affiliates, or its successor.

“Register” has the meaning ascribed thereto in Section 11.5(b)(i).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event for which notice is automatically waived under the PBGC regulations or is otherwise not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means at any time one or more Lenders holding at least 51% of the sum of (i) the aggregate unpaid principal amount of the Tranche A/B Term Loans, and (ii) the aggregate unpaid principal amount of the Tranche C Term Loans.

“Required Tranche A/B Lenders” means at any time one or more Tranche A/B Lenders holding at least 51% of the aggregate unpaid principal amount of all Tranche A/B Term Loans.

“Required Tranche C Lenders” means at any time one or more Tranche C Lenders holding at least 51% of the aggregate unpaid principal amount of all Tranche C Term Loans.

“Revolving Credit Agent” means the “Agent” as such term is defined in the Revolving Credit Agreement.

“Revolving Credit Agreement” means the Financing Agreement, dated as of January 7, 2003, among Holdings, the Borrower, and certain of the Frederick’s Subsidiaries, the Revolving Credit Agent and the Revolving Credit Lenders.

“Revolving Credit Collateral Agent” means the “Collateral Agent” as such term is defined in the Revolving Credit Security Agreement.

“Revolving Credit Debt Documents” means the “Loan Documents” as such term is defined in the Revolving Credit Agreement.

“Revolving Credit Lenders” means the “Lenders” as such term is defined in the Revolving Credit Agreement.

“Revolving Credit Security Agreement” means the security agreement executed and delivered by Holdings, the Borrower and each Frederick’s Subsidiary to the Revolving Credit Collateral Agent pursuant to the Revolving Credit Agreement.

“Revolving Credit Termination” means that (1) there are no “Obligations” under the Revolving Credit Agreement outstanding and (2) the Revolving Credit Commitments have been terminated.

“Revolving Intercreditor Agreement” means the Intercreditor and Subordination Agreement, dated as of January 7, 2003, among the Credit Parties, the Lenders, the Collateral Agent, the Revolving Credit Lenders and the Revolving Credit Collateral Agent.

“Revolving Loan Commitment” means “Revolving Credit Commitment” as such term is defined in the Revolving Credit Agreement.

“Scheduled Tranche A/B Payment Date” has the meaning ascribed thereto in Section 3.1(a).

“Scheduled Tranche A/B Term Loans Principal Payments” has the meaning ascribed thereto in Section 3.1(a).

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Pledge Agreement” means the Securities Pledge Agreement executed and delivered by Holdings, the Borrower and any Frederick’s Subsidiary pursuant to Section 5.1(n) or Section 7.2.

“Security Documents” means the Securities Pledge Agreement, the General Security Agreement, the Intellectual Property Security Agreement and any other documents creating a security interest in or lien upon any property or assets of whatever kind or nature to secure any of the Obligations.

“Senior Debt” means, as of the date of determination, the sum of (a) the total of all amounts owing by the Credit Parties and their respective Subsidiaries under the Revolving Credit Agreement plus (b) the aggregate unpaid principal amount of the Tranche A/B Term Notes hereunder.

“Senior Leverage Ratio” means, as of the date of determination, the ratio of Senior Debt as of such date to Adjusted Consolidated EBITDA for Holdings for the Test Period ending on such date.

“Shareholders Agreement” means the Shareholders Agreement dated as of the Plan Effective Date among Holdings, Lender and each other person from time to time signatory thereto.

“Standby Letter of Credit” means a Letter of Credit other than a Commercial Letter of Credit.

“State and Local Real Property Disclosure Requirements” means any state or local laws requiring notification of the buyer of real property, or notification, registration or filing to or with any state or local agency, prior to the sale of any real property or transfer of control of an establishment, of the actual or threatened presence or release into the environment, or the use, disposal, or handling of Hazardous Materials on, at, under, or near the real property to be sold or the establishment for which control is to be transferred.

"Stock Purchase Agreements" means the Stock Purchase Agreements entered into by Tokarz, as "Buyer", and each of Calyon, Smoky River CDO, L.P., Indosuez Capital Funding IIA, Limited, and ML CLO XV Pilgrim America (Cayman), Ltd., as "Sellers,"  dated on or about March 3, 2005, pursuant to which Tokarz acquired 100% of the Capital Stock of Holdings owned beneficially by each of the Sellers.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Taxes” has the meaning ascribed thereto in Section 3.7.

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Borrower or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Test Period” means the four consecutive complete fiscal quarters of Holdings then last ended (including its predecessor).

“Title Insurance Policy” means the mortgagee’s loan policy, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory in form and substance to the Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Agent, delivered to the Agent pursuant to Section 7.2.

"Tokarz" means Tokarz Investments, LLC.

"Tokarz Affiliate" means any Person (other than an individual) directly or indirectly controlling, controlled by, or under direct or indirect common control with, Michael T. Tokarz. Michael T. Tokarz will be deemed to control a corporation or limited liability company for purposes of this definition if he possesses, directly or indirectly, the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors or managers of such corporation or limited liability company or (ii) to direct or cause the direction of the management and policies of such corporation or limited liability company, whether through the ownership of voting securities, by contract or otherwise.

“Total Loan Amounts” means the sum of Total Tranche A/B Term Loan Commitments and Total Tranche C Term Loan Commitments.

“Total Scheduled Tranche A/B Term Loans Principal Payment” has the meaning ascribed thereto in Section 3.1(a).

“Total Tranche A/B Term Loan Commitments” means the sum of the Tranche A/B Term Loan Commitments of all of the Tranche A/B Lenders.

“Total Tranche C Term Loan Amounts” means the sum of the Tranche C Term Loan Amounts of all of the Tranche C Lenders.

“Tranche A/B Interest Rate” has the meaning ascribed thereto in Section 2.9(a).

“Tranche A/B Lenders” has the meaning ascribed thereto in preamble.

“Tranche A/B Term Loan” has the meaning ascribed thereto in Section 2.1.

“Tranche A/B Term Loan Commitment” means, with respect to each Tranche A/B Lender, the amount set forth below such Tranche A/B Lender’s name on the signature pages hereto directly across from the entry entitled “Tranche A/B Term Loan Commitment.”

“Tranche A/B Term Loan Facility” means the Loan Facility evidenced by the aggregate unpaid principal amount of Tranche A/B Term Loans.

“Tranche A/B Term Note” has the meaning ascribed thereto in Section 2.6(a).

“Tranche A/B Termination” means that (1) there are no Tranche A/B Secured Obligations outstanding and (2) the Tranche A/B Term Loan Commitments have been terminated.

“Tranche C Lenders” has the meaning ascribed thereto in the preamble.

“Tranche C Term Loan” has the meaning ascribed thereto in Section 2.2.

“Tranche C Term Loan Amount” means, with respect to each Tranche C Lender, the amount set forth below such Tranche C Lender’s name on the signatures pages hereto directly across from the entry entitled “Tranche C Term Loan Amount.”

“Tranche C Term Loan Facility” means the Loan Facility evidence by the aggregate unpaid principal amount of Tranche C Term Loans.

“Tranche C Term Note” has the meaning ascribed thereto in Section 2.6(a).

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Vested Options” means exercisable options to purchase Common Stock granted to any member of management of Holdings pursuant to any employee equity incentive plan of Holdings approved by the shareholders of Holdings.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person to the extent all of the Capital Stock of such Subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person.

"Working Capital Expenditures" means, with respect to any Person for any period, (i) operating expenses incurred by such Person and its Subsidiaries during the period that in accordance with GAAP are or should be included in "store operating," "catalogue and Internet operating," "distribution and warehouse," "general and administrative" or similar cost and expense account in its statement of operations, and (ii) repayments of principal or interest  on the Revolving Credit Agreement, whether or not currently due and payable under the terms of the Revolving Credit Agreement.

“Written” or “in writing” means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

1.2.           Terms Generally.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) the singular includes the plural and the plural includes the singular, (b) “or” and “any” are not exclusive and “include” and “including” are not limiting, (c) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) any pronoun shall include the corresponding masculine, feminine and neuter forms, (g) the words “herein”, “hereof”, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement and (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3.           Accounting Terms.  Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement shall be defined in accordance with GAAP.  In the event that any future change in GAAP, in and of itself, materially affects the Borrower’s compliance with any financial covenant contained herein, the Borrower and the Agent shall use commercially reasonable efforts to modify such covenant in order to account for such change and to secure for Lenders the intended benefits of such covenant.

ARTICLE II
Amount and Terms of Credit

2.1.           Tranche A/B Loans.  Subject to and upon the terms and conditions herein set forth, on the Closing Date, each Tranche A/B Lender shall be deemed for all purposes hereunder to have made a loan to the Borrower in an initial aggregate principal amount equal to the amount in Dollars of such Tranche A/B Lender’s Tranche A/B Term Loan Commitment (each a “Tranche A/B Term Loan” and, collectively, the “Tranche A/B Term Loans”).  Once repaid, Tranche A/B Loans may not be reborrowed.

2.2.           Tranche C Loans. Subject to and upon the terms and conditions herein set forth, on the Closing Date, each Tranche C Lender shall be deemed for all purposes hereunder to have made a loan to the Borrower in an initial aggregate principal amount equal to such Tranche C Lender’s Tranche C Term Loan Amount (each a “Tranche C Term Loan” and, collectively, the “Tranche C Term Loans”).  Once repaid, Tranche C Loans may not be reborrowed.

2.3.           Intentionally Omitted.

2.4.         Intentionally Omitted.

2.5.         Intentionally Omitted.

2.6.         Evidence of Obligations.

(a)           The Borrower’s obligation to pay the principal of and interest on all the Loans made to it by each Lender shall be evidenced: (i) if Tranche A/B Term Loans, by a promissory note (each, a “Tranche A/B Term Note” and, collectively, the “Tranche A/B Term Notes”) duly executed and delivered by the Borrower, substantially in the form of Exhibit A hereto, each with blanks appropriately completed in conformity herewith; and (ii) if Tranche C Term Loans, by a promissory note (each, a “Tranche C Term Note” and, collectively, the “Tranche C Term Notes”) duly executed and delivered by the Borrower substantially in the form of Exhibit B hereto, with blanks appropriately completed in conformity herewith.

(b)          The Tranche A/B Term Note of the Borrower issued to each Tranche A/B Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Tranche A/B Lender and be dated the Closing Date, (iii) be in a stated principal amount equal to the amount in Dollars of the Tranche A/B Term Loan of such Tranche A/B Lender and be payable in the aggregate principal amount of the Tranche A/B Term Loans evidenced thereby, (iv) mature, with respect to each Tranche A/B Term Loan evidenced thereby, on the Final Tranche A/B Term Loan Maturity Date, (v) be subject to mandatory prepayment as provided in Section 3.3, (vi) bear interest as provided in Section 2.9 and (vii) be entitled to the benefits of this Agreement and the other applicable Credit Documents.

(c)           The Tranche C Term Note of the Borrower issued to each Tranche C Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Tranche C Lender and be dated the Closing Date, (iii) as of the Closing Date, be in a stated principal amount equal to the Tranche C Term Loan Amount of such Tranche C Lender and be payable in the aggregate principal amount of the Tranche C Term Loans evidenced thereby, (iv) mature, with respect to each Tranche C Loan evidenced thereby, on the Final Tranche C Term Loan Maturity Date, (v) be subject to mandatory prepayment as provided in Section 3.3, (vi) bear interest as provided in Section 2.9 and (vii) be entitled to the benefits of this Agreement and the other applicable Credit Documents.

(d)          Each Lender will note on its internal records the amount of each Loan deemed made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation shall not affect the Borrower’s or any Credit Party’s obligations hereunder or under the other applicable Credit Documents in respect of such Loans.

2.7.         Intentionally Omitted.

2.8.         Pro Rata Loans.  All Loans under this Agreement shall be loaned by the Lenders pro rata on the basis of their Tranche A/B Term Loan Commitments or Tranche C Term Loan Amounts, as the case may be.  No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder, and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Loan Amount hereunder.

2.9.         Interest on Tranche A/B Term Loans.

(a)          The unpaid principal amount of each Loan under the Tranche A/B Term Loan Facility shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times, unless adjusted due to an Event of Default under subsection (c) below, be equal to eight percent (8%) (the "Tranche A/B Interest Rate").

(b)          The unpaid principal amount of each Tranche A/B Term Loan, upon the occurrence and during the continuance of a Default, overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to 2% plus the Tranche A/B Interest Rate.

(c)           Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) semi-annually in arrears on each March 31 and September 30 (or the first business day thereafter, commencing on September 30, 2005, and (ii) on any prepayment (on the amount prepaid), at the date of such prepayment.

(d)          All computations of interest hereunder shall be made in accordance with Section 11.7(b).

2.10.       Interest on Tranche C Term Loans.

(a) The Tranche C Term Loans shall bear interest from the Closing Date until maturity (whether by acceleration or otherwise) at an aggregate rate of 7.00% per annum as follows: (i) a rate of 1.00% per annum (the “Cash Interest Rate”) to be paid in cash as provided in subsection (b) below and (ii) a rate of 6.00% per annum (the “Paid In Kind Interest Rate”) to be added to the unpaid principal of the Tranche C Term Loan as provided in subsection (c) below.

(b) Interest in respect of each Tranche C Term Loan shall be payable (i) as set forth in subsections (c) and (d) below, monthly in arrears on the first day of each month, commencing on the first day of the month following the month in which the Loans are made (each, an “Interest Payment Date”), and (ii) in cash, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(c) On each Interest Payment Date, the Borrower shall pay to the Lenders in cash interest that shall have accrued as of such Interest Payment Date at the Cash Interest Rate on the unpaid principal of the Tranche C Term Loan.

(d) On each Interest Payment Date, interest that shall have accrued as of such Interest Payment Date at the Paid In Kind Interest Rate on the unpaid principal of the Tranche C Term Loan shall be added to the unpaid principal of the Tranche C Term Loan.

(e) The Borrower shall (i) maintain a register in which it records the names and addresses of the Lenders and the Obligations owing to each Lender and (ii) update the register to reflect any increase in the Obligations owing to each Lender due to an increase in the aggregate unpaid principal amount of Tranche C Term Loans pursuant to clause (b) of this Section 2.10.

2.11.       Intentionally Omitted.

2.12.       Intentionally Omitted.

2.13.       Capital Requirements.  If any Lender shall have determined that the adoption or effectiveness after the Effective Date of any applicable law, governmental rule, regulation, guideline or order regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or such Lender’s parent with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including in each case any such change proposed or published prior to the date hereof but taking effect thereafter), has or would have the effect of reducing the rate of return on such Lender’s or such Lender’s parent’s capital or assets as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such Lender’s parent could have achieved but for such adoption, effectiveness or change or as a consequence of an increase in the amount of capital required to be maintained by such Lender (including, in each case with respect to any Tranche A/B Lender’s Commitment or any Loan), then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s parent, as the case may be, for such reduction.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.13, will give written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts.  Such calculation shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

2.14.       Total Loan Amounts.  The original amount of the (i) Total Loan Amounts is $17,886,834.98, (ii) Total Tranche A/B Term Loan Commitments is $7,599,999.99, and (iii) Total Tranche C Term Loan Amounts is $10,286,834.99, each as of March 30, 2005.

2.15.       Delivery of Tax Forms.  Each Lender that is organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Agent, on the Effective Date or concurrently with the delivery of the relevant Assignment and Assumption Agreement, as applicable, two United States Internal Revenue Service Forms W-8ECI or Forms W-8BEN, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, including backup withholding taxes.  Each Lender that is organized under the laws of the United States or any political subdivision thereof shall deliver to the Borrower, with a copy to the Agent, on the Effective Date or concurrently with the delivery of the relevant Assignment and Assumption Agreement, as applicable, two United States Internal Revenue Service Form W-9 (or successor form), as needed to establish a complete exemption from United States backup withholding taxes.  Each Lender further agrees to deliver to the Borrower, with a copy to the Agent, a Form W-8ECI or W-8BEN or in the case of a Lender organized under the laws of the United States or any political subdivision thereof a Form W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-8ECI or W-8BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-9, establishing an exemption from United States backup withholding tax.

2.16.       Closing Fee.  The Borrower shall pay to the Agent for the account of the Tranche A/B Lenders (to be ratably distributed to the Tranche A/B Lenders) a non-refundable closing fee (the “Closing Fee”) which shall be fully earned and payable on the Effective Date.

ARTICLE III
Payments

3.1.         Repayments.

(a)           Scheduled Payments of Tranche A/B Term Loans.  The Borrower shall make equal principal payments semi-annually on each March 31 and September 30 (or the first Business Day thereafter, commencing on September 30, 2006 (each, a “Scheduled Tranche A/B Payment Date”), on the Tranche A/B Term Loans (the “Scheduled Tranche A/B Term Loans Principal Payments”) such that all Scheduled Tranche A/B Term Loans Principal Payments in each Fiscal Year of the Borrower set forth below shall total the U.S. dollar amount set forth opposite thereto (the “Total Scheduled Tranche A/B Term Loans Principal Payment”):

Period Ending	Total Scheduled Tranche A/B Term Loans Principal Payment
September 30, 2006	$1,085,714.29
March 31, 2007	1,085,714.29
September 30, 2007	1,085,714.29
March 31, 2008	1,085,714.28
September 30, 2008	1,085,714.28
March 31, 2009	1,085,714.28
September 30, 2009	1,085,714.28

provided that the Scheduled Tranche A/B Term Loans Principal Payments set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A/B Term Loans in accordance with Sections 3.2 and 3.3; provided, further that the Tranche A/B Term Loans and all other amounts owed hereunder with respect to the Tranche A/B Term Loans shall be paid in full no later than the Final Tranche A/B Term Loan Maturity Date, and the final installment payable by the Borrower in respect of the Tranche A/B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by the Borrower under this Agreement in respect of the Tranche A/B Term Loans; and provided, further that in the event that on any Scheduled Tranche A/B Payment Date, any one or more previous Scheduled Tranche A/B Term Loans Principal Payments shall not have been made in accordance with this Section 3.1(a), then the amount of the Scheduled Tranche A/B Term Loans Principal Payment to be made on such Scheduled Tranche A/B Payment Date shall be increased by an amount equal to the aggregate amount of all such unpaid Scheduled Tranche A/B Term Loans Principal Payments.  The foregoing notwithstanding, so long as there are any outstanding Revolving Loan Commitments, Borrower shall only be required to make each Scheduled Tranche A/B Term Loans Principal Payment so long as on the Scheduled Tranche A/B Payment Date of such Scheduled Tranche A/B Term Loans Principal Payment (i) no Default or Event of Default (as each such term is defined in the Revolving Credit Agreement) shall have occurred or shall be continuing under the Revolving Credit Agreement (either before or immediately after the making of each such payment) and (ii) there shall be Availability (as such term is defined in the Revolving Credit Agreement) of no less than $1,500,000 (both before and immediately after the making of each such payment).

(b)          Intentionally Omitted.

(c)          Scheduled Payments of Tranche C Term Loans.  The Borrower shall, on the date which is 90 days after the last day of the Fiscal Year ending July 31, 2008, apply an amount equal to 75% of the Borrower’s Excess Cash Flow for the Fiscal Year ending July 31, 2008 to Tranche C Term Loans; provided, that the Borrower shall not apply such amount pursuant to this Section 3.1(c) so long as there shall be any unpaid principal amount of Tranche A/B Term Loans hereunder; provided, further, that the Tranche C Term Loans and all other amounts owed hereunder with respect to the Tranche C Term Loans shall be paid in full no later than the Final Tranche C Term Loan Maturity Date, and the final installment payable by the Borrower in respect of the Tranche C Term Loans on such date shall be in an amount sufficient to repay all amounts owing by the Borrower under this Agreement with respect to the Tranche C Term Loans.

3.2.         Voluntary Prepayments.  Subject to the payment application provisions of Section 3.3(b), the Borrower shall have the right to prepay the Loans incurred by it in whole or in part from time to time, with a prepayment penalty of equal to four percent (4%) of the portion of the principal balance of the Loan being prepaid, on the following terms and conditions: (i) the Borrower shall give the Agent at the Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment, which notice shall be given by the Borrower at least three Business Days prior to the date of such prepayment, and which notice shall promptly be transmitted by the Agent to each of the Lenders; and (ii) each partial prepayment of any Loan shall be in an aggregate principal amount of at least $100,000 and integral multiples of $100,000 in excess of that amount.  Voluntary prepayments of Loans under the Tranche A/B Term Loan Facility shall be applied, respectively, to the prepayment of the outstanding principal amount of Tranche A/B Term Loans pro rata to the remaining Scheduled Tranche A/B Term Loans Principal Payments for the Loan, such that each remaining Scheduled Tranche A/B Term Loans Principal Payment shall be reduced by an amount equal to the product of (A) such payment and (B) a fraction, the numerator of which is equal to the amount of each such remaining Scheduled Tranche A/B Term Loans Principal Payments with respect to such Loan and the denominator is equal to the total amount of all Scheduled Tranche A/B Term Loans Principal Payments remaining with respect to such Loan.

3.3.              Mandatory Prepayments.

(a)               Requirements:

(i)           The Borrower shall make Scheduled Tranche A/B Term Loans Principal Payments on the Tranche A/B Term Loans until the Tranche A/B Term Loans are paid in full in the amounts and at the times specified in Section 3.1(a) taking into account any prepayments that have previously been applied to such Scheduled Tranche A/B Term Loans Principal Payments (and the reductions in Scheduled Tranche A/B Term Loans Principal Payments resulting therefrom) pursuant to the terms of Section 3.2.

(ii)          Intentionally omitted.

(iii)         Intentionally omitted.

(iv)        Subject to the provisions of the Revolving Credit Agreement and Revolving Intercreditor Agreement, on the date which is 90 days after the last day of Borrower's Fiscal Year, the Borrower shall apply the following percentages of Borrower's Excess Cash Flow for each Fiscal Year as provided in Section 3.3(b):

Fiscal Year Ending July 31,	Percentage of Excess Cash Flow

2005	0%

2006	25%

2007	25%

2008	75%

2009	75%"

(v)          Subject to the provisions of the Revolving Credit Agreement and the Revolving Intercreditor Agreement, on the date of the receipt thereof by any Credit Party or any of its Subsidiaries, the Borrower shall apply, at its option and in its sole and absolute discretion,  an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with (1) the Capital Infusion, or (2) the sale or issuance of Capital Stock by such Person after the Closing Date (other than upon the exercise of vested options) (A) as provided in Section 3.3(b) or (B) to make either Consolidated Capital Expenditures or Working Capital Expenditures.

(vi)          (A)           Subject to the provisions of the Revolving Credit Agreement and the Revolving Intercreditor Agreement, on the date of receipt by any Credit Party or any of its Subsidiaries of any Loss Proceeds, the Borrower shall remit to the Agent an amount equal to 100% of such Loss Proceeds, specifying any portion of such proceeds (such portion, the “Asset Restoration Amount”) intended by any Credit Party or any of its Subsidiaries to be used within 180 days of receipt of such Loss Proceeds (or such longer period as may be consented to by the Agent) for rebuilding, repairing or replacing productive assets of a kind then used or usable in the business of any Credit Party or any of its Subsidiaries to the extent permitted by the Security Documents; provided, however, that if the damaged property constituted Collateral, any such replacement property shall be made subject to (i) a valid, perfected and enforceable second priority Lien and continuing second priority security interest (and if the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable first priority Lien upon and continuing first priority security interest in and to) in favor of the Agent on behalf of the Tranche A Lenders and (ii) a valid, perfected and enforceable third priority Lien and continuing third priority security interest (and (A) if the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable second priority Lien and continuing second priority security interest, (B) if (x) if the Tranche A Termination shall have occurred and (y) the Revolving Credit Termination shall not have occurred, a valid, perfected and enforceable second priority Lien and continuing second priority security interest, and (C) if each of the Tranche A Termination and the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable first priority Lien and continuing first priority security interest) in favor of the Agent on behalf of the Tranche B Lenders and the Tranche C Lenders, each pursuant to the Security Documents.

(B)           Subject to the provisions of the Revolving Credit Agreement and the Revolving Intercreditor Agreement, the Borrower shall apply the excess of the Loss Proceeds over the Asset Restoration Amount, if any, as provided in Section 3.3(b).

(C)            Subject to the provisions of the Revolving Credit Agreement and the Revolving Intercreditor Agreement, the Borrower shall deposit the Asset Restoration Amount, if any, of any such Loss Proceeds in an account (the “Reserve Account”) which shall be maintained by the Borrower with the Agent, which shall constitute Collateral, and which shall be under the sole dominion and control of the Agent.  During a period of 180 days (or such longer period as has been consented to by the Agent) from the date of receipt of the applicable Loss Proceeds, the Agent shall release to the Borrower amounts in such Reserve Account from time to time as the Borrower provides evidence satisfactory to the Agent of the repair or restoration of damaged assets or the purchase of replacement assets, which evidence may consist of a purchase order or other irrevocable commitment to purchase replacement assets, and on the Business Day following the 180th day of such 180-day period, or upon the earlier occurrence of an Event of Default, the Agent shall apply all amounts remaining in the Reserve Account in the manner provided in Section 3.3(b).

(b)          Prepayments to be applied pursuant to this Section 3.3 shall be applied as follows: first, to Tranche A/B Term Loans in inverse order of maturity; and second, to Tranche C.

(c)          Capital Infusion Proceeds.  Section 3.3(a) does not apply to the Capital Infusion.  Instead, Borrowers may use the Capital Infusion proceeds for general business purposes in a manner that is not inconsistent with this Agreement.

3.4.         Method and Place of Payment.

(a)          Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent, for the ratable account of the Lenders entitled thereto, not later than 1:00 p.m. (New York time) on the date when due and shall be made in immediately available funds in lawful money of the United States of America to the account specified therefor by the Agent or, if no account has been so specified at the Agent’s Office, it being understood that written notice by the Borrower to the Agent to make a payment from the funds in the Borrower’s account at the Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  The Agent will thereafter cause to be distributed on the same day (if payment is actually received by the Agent in New York prior to 1:00 p.m. (New York time) on such day) funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement.  If, and to the extent that, any such distribution shall not be so made by the Agent in full on the same day (if payment is actually received by the Agent prior to 1:00 p.m. (New York time) on such day), the Agent shall pay to each Lender its ratable amount thereof, and each such Lender shall be entitled to receive from the Agent, upon demand, interest on such amount at the Tranche A/B Interest Rate for each day from the date such amount is paid to the Agent until the date the Agent pays such amount to such Lender.

(b)          Any payments under this Agreement which are made by the Borrower later than 1:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

3.5.         Intentionally Omitted.

3.6.         Pro Rata Treatment; Sharing of Set-Offs.  Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or Lender’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or other Obligations, of a sum which with respect to any related sum or sums that are received by other Lenders is proportionately greater as measured (immediately prior to receipt of all related amounts) relative to the total of such Obligations then owed and due to such Lender to the total of such Obligations then owed and due to all of the Lenders, then such Lender receiving such excess amount shall promptly purchase for cash, without recourse or warranty, from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such excess amount pro rata in accordance with their respective shares of the Obligations with respect to which such amount was received; provided, that (a) if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest and (b) the provision of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation of any of its shares of the Obligations to any assignee or participant pursuant to Section 11.5.

3.7.         Net Payments.  All payments by the Borrower under this Agreement or under any Credit Document shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for, or on account of any present or future income, stamp or other taxes, levies, imposts, duties, fees or other charges of whatsoever nature, levied, collected, withheld, assessed or imposed by any Governmental Authority, other than any tax on, or measured by, the net income of a Lender pursuant to the income tax laws of the jurisdictions where such Lender’s principal or lending office is located (collectively, “Taxes”)) shall not be less than the amounts otherwise specified to be paid under this Agreement or under any Credit Document.  If the Borrower is required by law to make any deduction or withholding, on account of Taxes, from any payment due hereunder, or under the Notes, then (a) the Borrower shall timely remit such Taxes to the Governmental Authority imposing the same and (b) the amount payable hereunder or under the Notes will be increased to such amount which, after deduction from such increased amount of all amounts required to be deducted or withheld therefrom, will not be less than the amount otherwise due and payable.  Without prejudice to the foregoing, if any Lender, or the Agent, is required to make any payment on account of Taxes, the Borrower will, upon notification by the Lender or the Agent (which notice shall show the amount of such Taxes) promptly indemnify such person against such Taxes, together with any interest, penalties and expenses payable or incurred in connection therewith.  The Borrower shall also reimburse each Lender, upon the written request of such Lender, for federal income taxes and any other taxes imposed on, or measured by, the net income of such Lender pursuant to the laws of the jurisdiction in which the principal office or lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction as such Lender shall determine are payable by such Lender in respect of Taxes paid to or on behalf of such Lender pursuant to this Section 3.7.  For purposes of this Section, the term “Taxes” includes interest, penalties and expenses payable or incurred in connection therewith.  A certificate as to any additional amounts payable to a Lender under this Section 3.7 submitted to the Borrower by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes upon all parties hereto.  With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to each Lender such certificates, receipts and other documents as may be required (in the judgment of such Lender) to establish any tax credit to which such Lender may be entitled.

ARTICLE IV
Guarantees

4.1.        The Guarantee.

(a)          Each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees to each Lender, the Agent and the Collateral Agent and their respective successors, indorsees, transferees and assigns (i) the prompt and complete payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of the Borrower and (ii) the punctual and faithful performance, keeping, observance and fulfillment by the Borrower of all duties, agreements, covenants and obligations contained in this Agreement and each of the Credit Documents (collectively, the “Guaranteed Obligations”).  Each of the Guarantors hereby further jointly and severally agrees that if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations or shall fail to perform, keep, observe or fulfill any other Guaranteed Obligation to the Lenders, Agent or Collateral Agent contained in this Agreement or any of the Credit Documents in the manner provided for herein or therein and any such failure shall remain uncured at the expiration of any applicable cure period provided herein or in the Credit Documents, such Guarantor shall (i) promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal or any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal and (ii) cause to be performed, kept, observed or fulfilled each of such Guaranteed Obligations, in respect of which such failure has occurred.  Notwithstanding anything to the contrary contained herein, the Guaranteed Obligations shall be subject to the terms of the Revolving Intercreditor Agreement.

(b)          No payment or performance made by any Guarantor or any other Person or received or collected by the Lenders (or the Collateral Agent or Agent on behalf of the Lenders) from any Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability or obligations of each Guarantor hereunder which shall, notwithstanding any such payment or performance other than payment or performance made to the Lenders (or the Collateral Agent or Agent on behalf of the Lenders) by any Guarantor or payment or performance received or collected by the Lenders (or the Collateral Agent or Agent on behalf of the Lenders) from such Guarantor, remain liable for the Guaranteed Obligations until the full and final performance and indefeasible payment paid in full in Cash or Cash Equivalents of the Guaranteed Obligations.

4.2.         Waiver by Guarantors.  Each Guarantor hereby waives absolutely and irrevocably any claim which it may have against the Borrower or any of its respective Affiliates by reason of any performance or payment to the Agent, Collateral Agent or any Lender, or to any other Person pursuant to or in respect of its Guarantee, including any claims by way of subrogation, contribution, reimbursement, indemnity or otherwise, in each case, until payment in full of the Guaranteed Obligations.

4.3.         Consent by Guarantors.  Each Guarantor hereby consents and agrees that, without the necessity of any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment or performance of any of the Guaranteed Obligations made by the Agent, the Collateral Agent or any Lender may be rescinded by the Lenders (or the Agent or Collateral Agent on behalf of the Lenders) and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Lenders (or the Agent or the Collateral Agent on behalf of the Lenders); and this Agreement or any other Credit Document, or other documents in connection therewith, or any of them, may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Agent or Collateral Agent on behalf of the Lenders) may deem advisable from time to time; and any Guarantee or right of offset or any collateral may be sold, exchanged, waived, surrendered or released, all without the necessity of any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, which will remain bound hereunder, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release.  Neither the Lenders nor the Agent or the Collateral Agent shall have any obligation to protect, secure, perfect or insure any collateral or property at any time held as security for the Guaranteed Obligations.  When making any demand hereunder against any Guarantor, the Agent, the Collateral Agent or the Lenders may, but shall be under no obligation to, make a similar demand on any other Guarantor, and any failure by the Agent, the Collateral Agent or the Lenders to make any such demand or to collect any payment or performance from such other Guarantor or any release of such other Guarantor or of such Guarantor’s obligations or liabilities hereunder shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Agent, the Collateral Agent or the Lenders against any Guarantor hereunder.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

4.4.         Waivers; Successors and Assigns.  Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Lenders upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between any Guarantor, on the one hand, and the Lenders, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  Each Guarantor waives diligence, presentment, protest, demand for payment or performance and notice of default or non-payment or non-performance to or upon any Guarantor with respect to the Guaranteed Obligations.  The obligations of the Guarantors under Section 4.1 shall be construed as a continuing, absolute and unconditional, joint and several guarantee of payment without regard to the validity, regularity or enforceability of this Agreement, the other Credit Documents, any of the Guaranteed Obligations or any guarantee therefor or right of offset with respect thereto at any time or from time to time held by the Lenders and without regard to any defense (other than the defense of payment or performance), set off or counterclaim which may at any time be available to or be asserted by any Credit Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Guaranteed Obligations, in bankruptcy or in any other instance, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other Person at any time of any right or remedy against any Credit Party or against any other Person which may be or become liable or obligated in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  The obligations of the Guarantors shall remain in full force and effect and be binding upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors, indorsees, transferees and assigns (including each holder from time to time of Guaranteed Obligations) until all of the Guaranteed Obligations and the obligations of the Guarantor hereunder until the full and final performance and indefeasible payment paid in full in Cash or Cash Equivalents of the Guaranteed Obligation, notwithstanding that from time to time during the term of the Agreement any Credit Party may be released from all of its Guaranteed Obligations hereunder.

4.5.         Guarantee Secured.  Payment of the Guaranteed Obligations of the Guarantors hereunder is secured jointly and severally by pledges, encumbrances and mortgages of Collateral pursuant to applicable Security Documents in accordance with this Agreement.  Reference is hereby made to the applicable Security Documents for a description of the Collateral pledged and the right of the respective parties to such property, to secure all the obligations of the Guarantors hereunder.

4.6.         Rights of Set-Off.  The Lenders, and the Agent and Collateral Agent on behalf of the Lenders, are each hereby irrevocably authorized upon the occurrence and during the continuance of an Event of Default without notice to any Guarantor (any such notice being expressly waived by each Guarantor to the extent permitted by applicable law) to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect or contingent or matured or unmatured, at any time held or owing by the Lenders to or for the credit or the account of any Guarantor, or any part thereof, if such amounts as the Lenders, or the Agent or Collateral Agent on behalf of the Lenders, may elect, against and on account of the obligations and liabilities of any Guarantor to the Lenders, in any currency, whether arising hereunder or otherwise, as the Lenders, or the Agent or Collateral Agent on behalf of the Lenders, may elect, whether or not the Lenders, or the Agent or Collateral Agent on behalf of the Lenders, have made any demand for payment but only to the extent that such obligations, liabilities and claims shall have become due and payable (whether as stated, by acceleration or otherwise).  The Lenders, or the Agent or Collateral Agent on behalf of the Lenders, agree to notify each Guarantor promptly of any such set-off and the application made by the Lenders, or the Agent on behalf of the Lenders; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lenders, or the Agent or Collateral Agent on behalf of the Lenders, under this Section 4.6 are in addition to other rights and remedies (including other rights of set-off) which the Lenders, or the Agent or Collateral Agent on behalf of the Lenders, may otherwise have.

4.7.         Effectiveness; Reinstatement.  The obligations of the Guarantors under this Article IV shall continue to be effective, or be reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.  The Guarantors jointly and severally agree that they will indemnify the Lenders, the Agent and the Collateral Agent on demand for all reasonable costs and expenses (including attorneys’ fees) incurred by the Lenders, the Agent or the Collateral Agent in connection with any rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.8.         Payments of Guaranteed Obligations.  Each of the Guarantors, jointly and severally, hereby guarantees that the Guaranteed Obligations will be paid for the ratable benefit of the Lenders without set-off or counterclaim in lawful currency of the United States of America at the office of the Collateral Agent located at 666 Third Avenue, New York, New York 10017.  Each Guarantor shall make any payment and performance required hereunder upon receipt of written notice thereof from the Agent or Collateral Agent or any Lender; provided, however, that the failure of the Agent or Collateral Agent or any Lender to give such notice shall not affect any Guarantor’s obligations hereunder.

4.9.         Remedies.  Each of the Guarantors, jointly and severally, hereby agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and any Note may be declared forthwith due and payable as provided in Article IX hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article IX) for purposes of Section 4.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of said Section 4.1.

4.10.       Subrogation.  Each of the Guarantors, jointly and severally, hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Loan Amounts of the Lenders under this Agreement, the Guarantors shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 4.1 hereof, whether by subrogation or otherwise, against the Borrower or any other guarantor of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

4.11.       Rights of Contribution.  Each Frederick’s Subsidiary hereby agrees that to the extent that a Frederick’s Subsidiary shall have paid more than its proportionate share of any payment made hereunder, such Frederick’s Subsidiary shall be entitled to seek and receive contribution from and against any other Frederick’s Subsidiary hereunder which has not paid its proportionate share of such payment.  Each Frederick’s Subsidiary’s right of contribution shall be subject to the terms and conditions of Section 4.10 hereof.  The provisions of this Section 4.11 shall in no respect limit the obligations and liabilities of any Frederick’s Subsidiary to the Lenders, the Agent and the Collateral Agent, and each Frederick’s Subsidiary shall remain liable to the Lenders, the Agent and the Collateral Agent for the full amount guaranteed by such Frederick’s Subsidiary hereunder.

4.12.       General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporation law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Frederick’s Subsidiary under Section 4.1 hereof would otherwise, taking into account the provisions of Section 4.11 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 4.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Frederick’s Subsidiary, any Lender, the Agent, the Collateral Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

4.13.       Merger.  If any Guarantor shall merge into or consolidate with another corporation, or liquidate, wind up or dissolve itself in a transaction not prohibited hereunder, or if all of the Capital Stock of any Guarantor shall be sold or otherwise disposed of in a manner not prohibited hereunder, such Guarantor hereby covenants and agrees, that upon any such merger, consolidation, liquidation, or dissolution, the Guarantee given hereunder and the due and punctual performance and observance of all of the covenants and conditions hereunder to be performed by such Guarantor, shall be expressly assumed (in the event that such Guarantor is not the surviving corporation in the merger) by supplemental agreements satisfactory in form to the Lenders, or the Agent or Collateral Agent on behalf of the Lenders, by the corporation or corporations formed by such consolidation, or into which such Guarantor shall have been merged, or by the corporation or corporations which shall have acquired such property.  In addition, such Guarantor shall deliver to the Lenders, or the Agent or Collateral Agent on behalf of the Lenders, an Officers’ Certificate and an opinion of counsel, each stating that such merger, consolidation or transfer and such supplemental agreements comply with this Article IV and that all conditions precedent herein provided relating to such transaction have been complied with.  In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation or corporations, by supplemental agreements executed and delivered to the Lenders or the Agent or Collateral Agent on behalf of the Lenders, and satisfactory in form to the Lenders, or the Agent or Collateral Agent on behalf of the Lenders, of the Guarantee given pursuant to this Article IV and the due and punctual performance of all of the covenants and conditions hereunder to be performed by such Guarantor, such successor corporation or corporations shall succeed to and be substituted for such Guarantor, with the same effect as if it or they had been named herein as a Guarantor.

4.14.      No Waiver.

(a)          No failure to exercise and no delay in exercising, on the part of the Lenders, or the Agent or Collateral Agent on behalf of the Lenders, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other power or right.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(b)          In the event the Lenders, the Agent or the Collateral Agent on behalf of the Lenders, shall have instituted any proceeding to enforce any right, power or remedy hereunder by sale or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Lenders, the Agent or the Collateral Agent on behalf of the Lenders, then and in every such case, each Guarantor, each Lender, and the Agent or the Collateral Agent on behalf of the Lenders, shall be restored to its respective former position and rights hereunder, and all rights, remedies and powers of the Lenders, the Agent or the Collateral Agent on behalf of the Lenders, shall continue as if no such proceeding had been instituted.

ARTICLE V
Conditions Precedent

5.1.         Conditions Precedent to Loans.  The obligations of the Tranche A/B Lenders to the Borrower pursuant to Section 2.1 hereunder and the obligations of the Tranche C Lenders to the Borrower pursuant to Section 2.2 hereunder are subject to the satisfaction or waiver in writing by the Agent of each of the following conditions:

(a)          Effectiveness.  This Agreement shall have become effective as provided in Section 11.10.

(b)          Conditions under Revolving Credit Agreement.  Each of the conditions precedent to the effectiveness of the Revolving Credit Agreement shall have been satisfied.

(c)          Documentation.  On the Closing Date, the Agent shall have received such other documentation addressed to each of the Lenders from counsel to each Credit Party as may be reasonably required with reasonable notice under the circumstances.

(d)          Corporate Proceedings.  All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by the Credit Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including records of corporate proceedings and governmental approvals, if any, which the Agent reasonably may have requested from any Credit Party or any Affiliate thereof in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.  Without limiting the foregoing, the Agent shall have received (i) evidence satisfactory to it that the Boards of Directors of each Credit Party and any Affiliate thereof, shall have approved the execution and delivery of each of the Credit Documents, (ii) resolutions of the Boards of Directors of each Credit Party and any Affiliate thereof approving and authorizing such documents and actions as are contemplated hereby in form and substance reasonably satisfactory to the Agent including the execution and delivery of all Credit Documents to be executed by such Person, certified by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment, and (iii) signature and incumbency certificates of officers of each Credit Party and any Affiliate thereof executing instruments, documents or agreements required to be executed in connection with this Agreement.

(e)          Intentionally Omitted.

(f)           Intentionally Omitted.

(g)          Organizational Documentation, etc.  On or prior to the Closing Date, the Lenders shall have received copies of true and complete certified copies of (A) the Revolving Credit Agreement and all related agreements and (B) each of following documents of each Credit Party, the provisions of which shall be reasonably satisfactory to the Agent:

(i)         Each such Person’s respective Certificate or Articles of Incorporation or other corresponding organizational document, which shall be certified and be accompanied by a good standing certificate from the jurisdiction of its organization (if such a document exists for such Person) and good standing certificates from the jurisdictions in which it is qualified to do business as a foreign corporation, each to be dated a recent date prior to the Closing Date; and

(ii)        Each such Person’s respective by-laws or other corresponding organizational documents, certified as of the Closing Date by its corporate secretary.

(h)          Credit Documents.  Each of this Agreement and each other Credit Document shall (i) be in form and substance satisfactory to the Agent and (ii) have been, on or prior to the Closing Date, duly authorized, executed and delivered by each of the parties signatory thereto.

(i)           Notes.  There shall have been delivered to the Agent, for the account of each of the Lenders, the Tranche A/B Term Notes and the Tranche C Notes executed by the Borrower, in the amounts and maturities and as otherwise provided herein.

(j)           Certain Fees.  All costs, fees and expenses (including legal fees and expenses) payable on or before the Closing Date to the Agent by the Borrower shall have been paid in full, and the Borrower shall have paid or have caused to be paid the commitment and other fees and expenses (including reasonable legal fees and expenses) contemplated hereby to be paid on or before the Closing Date or in connection with the Credit Documents.

(k)          Financial Statements, etc.  On or before the Closing Date, the Agent shall have received audited financial statements including the consolidated balance sheet, and the consolidated statements of income, of stockholders’ equity and of cash flows of Holdings and its Consolidated Subsidiaries for the Fiscal Year ended July 31, 2004, and the pro forma balance sheet of Holdings and its Consolidated Subsidiaries as of the Closing Date after giving effect to the Borrowings under this Agreement and the obligations under the Revolving Credit Agreement.  The Agent shall have received a report from Deloitte & Touche with regard to the pro forma estimated opening balance sheet of Holdings and its Consolidated Subsidiaries as of the Closing Date, after giving effect to the Borrowings under this Agreement and the obligations under the Revolving Credit Agreement, which such report shall be reasonably satisfactory to the Agent and reasonably consistent with the pro forma previously provided to the Agent.

(l)           Insurance.  On or before the Closing Date, the Agent shall be reasonably satisfied with (A) all insurance policies maintained by each of the Credit Parties and their respective Subsidiaries and summarized on Annex IV and (B) the insurance coverage provided for each of the Credit Parties and their respective Subsidiaries by such insurance policies.

(m)         Performance Bonds.  On the Closing Date, the Agent shall be reasonably satisfied that the Borrower shall be able to service and maintain any performance bonds that may be required in the ordinary cause of business on reasonable terms and conditions.

(n)          Security Documents.  Each of the Security Documents shall have been duly executed and delivered by the respective parties thereto and there shall have been delivered to the Collateral Agent (i) certificates representing all Pledged Securities (if certificated), together with executed and undated stock powers or assignments in blank and (ii) evidence of the completion of all recordings and filings of each Security Document and delivery of such other security and other documents (including financing statements on Form UCC-1) as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect (i) the valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to (and if the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable first priority Lien upon and continuing first priority security interest in and to) all of the Collateral in favor of the Agent on behalf of the Tranche A/B Lenders, (ii) the valid, perfected and enforceable third priority Lien upon and continuing third priority security interest in and to (and (A) if the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to, and (B) if (x) if the Tranche A/B Termination shall have occurred and (y) the Revolving Credit Termination shall not have occurred, a valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to, and (C) if each of the Tranche A/B Termination and the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable first priority Lien upon and continuing first priority security interest in and to) in favor of the Collateral Agent on behalf of the Tranche C Lenders, created, or purported or intended to be created, by the Security Documents..

(o)          Consents, etc.  All material governmental and third party approvals and consents (including all material approvals and consents required in connection with any environmental statutes, rules or regulations), if any, the transactions contemplated by the Credit Documents, and in either case otherwise referred to herein or therein to be completed on or before the Closing Date shall have been obtained and remain in effect.  There shall not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of the Loans hereunder.

(p)          Environmental Review.  On or before the Closing Date, there shall have been delivered to the Agent for each of the Lenders an Officers’ Certificate of the Borrower in substantially the form of Exhibit C hereto.

(q)          Labor Matters.  There shall be no labor disputes, strikes or work stoppages, pending or threatened, involving any Credit Party or any of its Subsidiaries.

(r)           Insurance Certificates.  On the Closing Date, the Lenders shall have received the insurance certificates required to be so delivered by the Security Documents.

(s)          Intentionally Omitted.

(t)           Representations and Warranties; No Default.  The representations and warranties contained in Article VI and in each other Credit Document, certificate or other writing delivered to the Agent or the Lenders pursuant hereto or thereto on or prior to the Closing Date are true and correct on and as of the Closing Date as though made on and as of such date.  On and as of the Closing Date, there shall exist no Default or Event of Default and none would result from this Agreement or any other Credit Document becoming effective in accordance with its or their respective terms.

(u)          Adverse Change, etc.

(i)         Since March 31, 2005, nothing shall have occurred or become known which the Agent shall have determined has a Material Adverse Effect.

(ii)        All material governmental and third party approvals and consents (including all material approvals and consents required in connection with any environmental statutes, rules or regulations), if any, in connection with the conduct of the business of each Credit Party or any of its Subsidiaries shall have been obtained and remain in effect.

(iii)       There shall not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of any Loans hereunder the effect of which judgment, order, injunction or restraint is adverse to any Lender.

(v)          Real Property Disclosure.  Each Credit Party shall have made all notifications, registrations, and filings in accordance with all State and Local Real Property Disclosure Requirements applicable to the Leased Real Property, including the use of forms provided by state or local agencies, where such forms exist, whether to the Borrower or to, or with, the state or local agency to the extent failure to make such notifications, registrations or filings could reasonably be expected to have a Material Adverse Effect.

(w)         Intentionally Omitted.

(x)           Sufficient Capital.  A certificate of the chief financial officer of each Credit Party with respect to the matters set forth in Section 6.20 hereto, which certificate shall be in form and substance satisfactory to the Agent.

The acceptance of the Loans shall constitute a representation and warranty by each Credit Party to each of the Lenders that all of the applicable conditions specified above have been satisfied or waived as of that time.  All of the certificates and other documents and papers referred to in this Section 5.1, unless otherwise specified, shall be delivered to the Agent at the Agent’s Office (or such other location as may be specified by the Agent) for the account of each of the Lenders and in sufficient counterparts for each of the Lenders and shall be satisfactory in form and substance to the Agent.

ARTICLE VI
Representations, Warranties and Agreements

In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans provided for herein, each Credit Party makes the following representations and warranties to, and agreements with, the Agent and the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the execution and delivery of this Agreement and the making of each Loan thereafter being deemed to constitute a representation and warranty that the matters specified in this Article VI are true and correct in all material respects as of the date of each such Loan unless such representation and warranty expressly indicates that it is being made as of any specific date):

6.1.         Organization, Good Standing, Etc.  Each Credit Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Credit Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly authorized or qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be qualified or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.2.         Authorization.  The execution, delivery and performance by each Credit Party of each Credit Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, any applicable law, any agreement, instrument or other document evidencing, governing or securing any Indebtedness of such Credit Party, (iii) do not and will not contravene any other agreement, instrument or document binding on or otherwise affecting any of its properties (to the extent the obligation thereunder is material or to the extent such contravention (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, (iv) do not and will not result in or require the creation of any Lien (other than pursuant to any Credit Document or the Revolving Credit Debt Documents) upon or with respect to any of its properties, and (v) do not and will not result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except where such suspension, revocation, impairment, forfeiture or non-renewal could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.3.         Government Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Credit Party of any Credit Document to which it is or will be a party.

6.4.         Execution and Binding Effect.  Each of the Credit Documents required to be executed and delivered on or prior to the date hereof has been duly and validly executed and delivered by each of the Credit Parties which is a party thereto and constitute legal, valid and binding obligations of each of the Credit Parties which is a party thereto enforceable in accordance with the terms hereof or thereof.  Each Credit Document that is not required to be executed and delivered by any Credit Party prior to the Effective Date, when executed and delivered, will be validly executed and delivered by the Credit Party thereto, and will constitute legal, valid and binding obligations of the Credit Party thereto, enforceable in accordance with the terms thereof.

6.5.         Subsidiaries.  Schedule 6.5 is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of such Subsidiaries of Holdings in existence on the date hereof.  All of the issued and outstanding Capital Stock of such Subsidiaries has been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on such Schedule 6.5, all such Capital Stock is owned by Holdings or one or more of its Wholly-Owned Subsidiaries, free and clear of all Liens.

6.6.         Litigation; Commercial Tort Claims.  Except as set forth in Schedule 6.6, (i) there is no pending or, to the knowledge of any Credit Party, threatened action, suit or proceeding affecting any Credit Party before any court or other Governmental Authority or any arbitrator that (A) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement, the Notes or any other Credit Document or any transaction contemplated hereby or thereby and (ii) as of the Closing Date, none of the Credit Parties holds any commercial tort claim for more than $50,000 in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

6.7.         Financial Condition.

(a)          Since March 31, 2005 no event or development has occurred that has had or could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Holdings has heretofore furnished to the Lenders a schedule of projected cash receipts, cash disbursements and monthly cash flows of Holdings and its Consolidated Subsidiaries prepared on a monthly basis through March 31, 2005.  Such projections are believed by Holdings at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by Holdings, and have been based on assumptions believed by Holdings to be reasonable at the time made and upon the best information then reasonably available to Holdings, and Holdings is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(c)          Holdings has heretofore furnished to the Lenders the Financial Projections which show the projected monthly balance sheets, income statements and statements of cash flows of Holdings and its Consolidated Subsidiaries for each 12-month period from the Effective Date through the Fiscal Year ending July 31, 2009.  Such projections, as so updated, are believed by Holdings at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by Holdings, and have been based on assumptions believed by Holdings to be reasonable at the time made and upon the best information then reasonably available to Holdings, and Holdings is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

6.8.         Compliance with Law, etc.  No Credit Party is in violation of (i) its organizational documents, (ii) any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its material property or assets, or (iii) any term of any agreement or instrument binding on or otherwise affecting it or any of its properties, except in the case of clause (iv), where such violation of an agreement or instrument could not reasonably be expected to have a Material Adverse Effect (either individually or in the aggregate).

6.9.         ERISA.  Except as set forth on Schedule 6.9, (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) no Employee Plan had an accumulated or waived funding deficiency or permitted decreases which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (v) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months.  Except as set forth on Schedule 6.9, none of the Credit Parties or any of their ERISA Affiliates have incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or are aware of any facts indicating that the Credit Parties or any of their ERISA Affiliates may in the future incur any such withdrawal liability.  Except as set forth on Schedule 6.9, there is no claim against any employee benefit plan (as defined in Section 3(3) of ERISA) sponsored or maintained by any Credit Party (except routine individual claims for benefits) that could reasonably be expected to have a Material Adverse Effect.  Except as required by Section 4980B of the Internal Revenue Code, none of the Credit Parties or any of their ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.  None of the Credit Parties or any of their ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Credit Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements.  All material payments due from any Credit Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Credit Party.

6.10.       Taxes, etc.  All Federal, state and local tax returns and other reports required by applicable law to be filed by any Credit Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Credit Party or any property of any Credit Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

6.11.       Regulation U.  None of the Credit Parties is nor will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

6.12.       Nature of Business.  None of the Credit Parties is engaged in any business other than developing, producing and selling specialty apparel and related products.

6.13.       Adverse Agreements, etc..  None of the Credit Parties is subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could reasonably be expected to have, a Material Adverse Effect.

6.14.       Permits, etc..  Each Credit Party has, and is in compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except where the failure to have any of the foregoing or the lack of compliance therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except where such suspension, revocation, impairment, forfeiture or non-renewal, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.15.       Properties.

(a)          Each Credit Party has good and marketable title to, or valid leasehold interests in, all property and assets material to its business, free and clear of all Liens except Permitted Liens.  The properties are in good working order and condition, ordinary wear and tear excepted.

(b)          Schedule 6.15 sets forth a complete and accurate list as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Credit Party.  As of the Closing Date, each Credit Party has valid leasehold interests in the Leases described on Schedule 6.15 to which it is a party.  Schedule 6.15 sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents.  Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect.  No consent or approval of any landlord or other third party in connection with any material Lease is necessary for any Credit Party to enter into and execute the Credit Documents to which it is a party, except as set forth on Schedule 6.15.  To the best knowledge of any Credit Party, no Credit Party is in default of its obligations thereunder, and no Credit Party (or any other party to any such Lease) has at any time received any notice of default which remains uncured under any such material Lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by a Credit Party under any such material Lease.

6.16.       Full Disclosure.  Each Credit Party has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  None of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Credit Party to the Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results).  There is no contingent liability or fact that could reasonably be expected to have a Material Adverse Effect which has not been set forth in a footnote included in the financial statements of Holdings or a schedule hereto.

6.17.       Environmental Matters.  Except as set forth on Schedule 6.17, (i) the operations of each Credit Party are in compliance in all material respects with Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Credit Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Credit Party or any predecessor in interest which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Credit Party or any predecessor in interest nor does any Credit Party have knowledge or notice of any threatened or pending Environmental Action against any Credit Party or any predecessor in interest which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Credit Party or any predecessor in interest which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Credit Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Credit Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (vii) each Credit Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Credit Party’s failure to maintain or comply with, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (viii) no Credit Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.18.       Insurance.  Each Credit Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation).  Schedule 6.18 sets forth a list of all insurance maintained by each Credit Party on the Closing Date.

6.19.       Use of Proceeds.  As reflected by the recitals to this Term Loan Agreement, the parties have agreed to exchange the Indebtedness under the Tranche A/B Note for the amount of Indebtedness that had been outstanding under the Tranche A Note and Tranche B Note as of March 30, 2005.

6.20.       Sufficient Capital.  After giving effect to the transactions contemplated by this Agreement, and the Revolving Credit Debt Documents, (w) no Credit Party nor any of its Subsidiaries expects that final judgments against any Credit Party or any of its Subsidiaries in actions for money damages with respect to pending or, to its knowledge, threatened litigation will be rendered at a time when, or in an amount such that, such Credit Party will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered and the cash available to each Credit Party or any of its Subsidiaries, after taking into account all other anticipated uses of the cash of such Credit Party or any of its Subsidiaries (including the payments on or in respect of debts and insurance proceeds (including their Contingent Obligations)); (x) no Credit Party or any of its Subsidiaries will have incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by such Credit Party or any of its Subsidiaries from any source, and of amounts to be payable on or in respect of debts of such Credit Party or any of its Subsidiaries and the amounts referred to in the preceding clause (w)); (y) each Credit Party and each of its respective Subsidiaries, after taking into account all other anticipated uses of the cash of such Credit Party or any of its Subsidiaries, anticipates being able to pay all amounts on or in respect of debts of such Credit Party or any of its Subsidiaries when such amounts are required to be paid; and (z) each Credit Party and each of its respective Subsidiaries will have sufficient capital with which to conduct its present and presently proposed business and the property of such Credit Party and each of its respective Subsidiaries does not constitute unreasonably small capital with which to conduct its present or proposed business.  For purposes of this Section 6.20, “debt” means any liability on a claim, and “claim” means a (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, un matured, disputed, undisputed, secured or unsecured.

6.21.       Intellectual Property.  Each Credit Party owns or licenses or otherwise has the right to use all licenses, permits, trademarks, trademark applications, patents, patent applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of its businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 6.21 is a complete and accurate list as of the Closing Date of all trademarks, trademark applications, tradenames, material licenses, permits, patents, patent applications, service marks, copyrights, copyright applications, franchises, authorizations and other intellectual property rights of each Credit Party.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Credit Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the best knowledge of each Credit Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.22.       Holding Company and Investment Company Acts.  None of the Credit Parties is (i) a ”holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a ”holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or ”principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

6.23.       Employee and Labor Matters.  (i)  There is (A) no unfair labor practice complaint pending or, to the best knowledge of any Credit Party, threatened against any Credit Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Credit Party which arises out of or under any collective bargaining agreement, (B) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Credit Party and (C) to the best knowledge of any Credit Party, no union representation question existing with respect to the employees of any Credit Party and no union organizing activity taking place with respect to any of the employees of any of them.

6.24.       Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN.  Schedule 6.24 sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Credit Party, (ii) the jurisdiction of organization of each Credit Party, (iii) the organizational identification number of each Credit Party (or indicates that such Credit Party has no organizational identification number), (iv) each place of business of each Credit Party, (v) the chief executive office of each Credit Party and (vi) the federal employer identification number of each Credit Party.

6.25.       Intentionally Omitted.

6.26.       Security Interests.  The Security Documents create in favor of the Agent, for the benefit of the Tranche A/B Lenders and the Tranche C Lenders, legal, valid and enforceable security interests in the Collateral secured thereby.  Upon the filing of the UCC-1 financing statements described in Section 5.1(n) and the recording of the Collateral Assignments for Security referred to in the Security Documents in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be (i) valid, perfected and enforceable second priority Liens upon and continuing second priority security interests in and to (and if the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable first priority Lien upon and continuing first priority security interest in and to) all of the Collateral in favor of the Agent on behalf of the Tranche A/B Lenders and (ii) valid, perfected and enforceable third priority Liens upon and continuing third priority security interests in and to (and (A) if the Revolving Credit Termination shall have occurred, valid, perfected and enforceable second priority Liens upon and continuing second priority security interests in and to, (B) if (x) if the Tranche A/B Termination shall have occurred and (y) the Revolving Credit Termination shall not have occurred, valid, perfected and enforceable second priority Liens upon and continuing second priority security interests in and to, and (C) if each of the Tranche A/B Termination and the Revolving Credit Termination shall have occurred, valid, perfected and enforceable first priority Liens upon and continuing first priority security interests in and to) all of the Collateral in favor of the Agent on behalf of Tranche C Lenders, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to the Security Documents in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

6.27.       Revolving Credit Debt Documents, Etc.  The Credit Parties have the power and authority to incur the Indebtedness pursuant to the Revolving Credit Debt Documents and have duly authorized, executed and delivered the Revolving Credit Debt Documents.  The Revolving Credit Debt Documents constitute the legal, valid and binding obligations of the Credit Parties, enforceable against the Credit Parties in accordance with the terms thereof.

6.28.       Representations and Warranties in Documents; No Default.  All representations and warranties set forth in this Agreement and the other Credit Documents are true and correct in all respects at the time as of which such representations were made and on the Closing Date.  No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

6.29.       Schedules.  All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

ARTICLE VII
Affirmative Covenants

Each Credit Party hereby covenants and agrees that on the Effective Date and thereafter for so long as this Agreement is in effect and until the Tranche A/B Term Loan Commitments have terminated and the Loans together with interest and fees are paid in full and all other Obligations incurred hereunder, to the extent due and payable, are paid in full:

7.1.         Information Covenants.  The Borrower will

(a)           Provide Agent (and if so requested by Agent, with copies for each Lender) with the documents set forth on Schedule 7.1(a) in accordance with the delivery schedule set forth thereon.

(b)           Deliver to Agent, with copies to each Lender:

(i)           as soon as available, but in any event within 30 days after the end of each month during each of Holdings’ Fiscal Years:

(A)          a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Holdings’ and its Consolidated Subsidiaries’ operations during the previous month;

(B)           a certificate signed by the chief financial officer of Holdings to the effect that:

(1)           the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Holdings and its Consolidated Subsidiaries, and

(2)           there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Credit Parties have taken, are taking, or propose to take with respect thereto).

(ii)           as soon as available, but in any event within 90 days after the end of each of Holdings’ fiscal years, financial statements of Holdings and its Consolidated Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management);

(iii)          as soon as available, but in any event within 30 days prior to the start of each of Holdings’ fiscal years, copies of the Borrower’s business plan, in form and substance (including as to scope and underlying assumptions), for the forthcoming two (2) years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Holdings as being such officer’s good faith best estimate of the financial performance of Holdings and its Subsidiaries during the period covered thereby (it being understood that (A) such information will be prepared by Holdings in good faith based upon assumptions believed to be reasonable at the time and based upon the best information then reasonably available to Holdings, and (B) Agent may in its Permitted Discretion;

   (iv)           if and when filed by any Credit Party:

(A)          Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

    (B)          any other filings made by any Credit Party with the SEC,

(C)           if and when filed by the Borrower or Holdings, copies of each of the federal income tax returns of the Borrower and Holdings, and any amendments thereto, filed with the Internal Revenue Service, and

(D)          any other written information that is provided in writing by Holdings to the holders of its Capital Stock (as such) generally;

(v)           if and when filed by any Credit Party and as requested by Agent, evidence of payment satisfactory to the Agent (in its Permitted Discretion) of applicable excise taxes in each jurisdiction in (A) which any Credit Party conducts business or is required to pay any such excise tax, (B) where any Credit Party’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of any Credit Party, or (C) where any Credit Party’s failure to pay any such applicable excise tax, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(vi)          promptly after submission to any Government Authority unless prohibited by applicable law, all documents and information furnished to such Government Authority in connection with any investigation of any Credit Party other than routine inquiries by such Governmental Authority;

(vii)         as soon as possible, and in any event within three days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer setting forth the details of such Event of Default, Default, other event or Material Adverse Effect and the action which Holdings and its Consolidated Subsidiaries propose to take with respect thereto;

(viii)        (A) as soon as possible and in any event (1) within 10 days after any Credit Party or any ERISA Affiliate thereof knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Employee Plan has occurred, (2) within 10 days after any Borrower or any ERISA Affiliate thereof knows or has reason to know that any other Termination Event with respect to any Employee Plan has occurred, or (3) within 10 days after any Credit Party or any ERISA Affiliate thereof knows or has reason to know that an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer setting forth the details of such occurrence and the action, if any, which such Credit Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three days after receipt thereof by any Credit Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Credit Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by the Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Credit Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within three days after receipt thereof by any Credit Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Credit Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Credit Party or any ERISA Affiliate thereof send notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Credit Party or such ERISA Affiliate thereof;

(ix)          promptly after the commencement thereof but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Credit Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(x)           to the extent provided to the Revolving Agent, promptly after the sending or filing thereof, copies of all statements, reports and other information any Credit Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange, provided that the Credit Party may redact confidential information contained in any such statement, report or other information if it provides a summary of the nature of the information redacted to the Agent;

(xi)           promptly upon receipt thereof, copies of all financial reports including, without limitation, management letters), if any, submitted to any Credit Party by its auditors in connection with any annual or interim audit of the books thereof;

(xii)          promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Credit Party as the Agent may from time to time may reasonably request; and

(xiii)         In addition to the financial statements referred to in clauses (i) through (vi) above, Borrower agrees to deliver financial statements prepared on both a consolidated and consolidating basis.  Borrower agrees that, upon prior notice of no Default or Event of Default exists and without any notice if any Default or Event of Default exists, its independent certified public accountants is authorized to communicate with Agent and to release to Agent whatever financial information concerning Borrower that Agent reasonably may request.  Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agree that Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

7.2.         Additional Guaranties and Collateral Security.  Each Credit Party shall cause:

(a)           each Subsidiary of any Credit Party not in existence on the Effective Date, to execute and deliver to the Agent promptly and in any event within three days after the formation, acquisition or change in status thereof (A) a Guarantee guaranteeing the Obligations, (B) a General Security Agreement, (C) an Intellectual Property Security Agreement, (D) if such Subsidiary has any Subsidiaries, a Securities Pledge Agreement together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request (in its Permitted Discretion), (E) one or more Mortgages creating on the real property owned by such Subsidiary in fee simple (i) a valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to (and if the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable first priority Lien upon and continuing first priority security interest in and to) all of such real property in favor of the Agent on behalf of the Tranche A/B Lenders and (ii) a valid, perfected and enforceable third priority Lien upon and continuing third priority security interest in and to (and (A) if the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to, (B) if (x) if the Tranche A/B Termination shall have occurred and (y) the Revolving Credit Termination shall not have occurred, a valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to, and (C) if each of the Tranche A Termination and Revolving Credit Termination shall have occurred, a valid, perfected and enforceable first priority Lien upon and continuing first priority security interest in and to) all of such real property in favor of the Agent on behalf of the Tranche A/B Lenders and the Tranche C Lenders, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Agent, together with such other agreements, instruments and documents as the Agent may require, and (F) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agent in order to create, perfect, establish the priorities set forth in this sentence above in favor of (i) the Tranche A/B Lenders and (ii) the Tranche C Lenders or otherwise protect any Lien purported to be covered by any such General Security Agreement, Intellectual Property Security Agreement, Pledge Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Credit Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(b)          following the occurrence of the Revolving Credit Termination, each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within three days after the formation or acquisition of such Subsidiary a Securities Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Agent.

7.3.         Compliance with Laws, etc.  Each Credit Party will comply, and cause each of their Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

7.4.         Preservation of Existence, etc.  Except to the extent permitted by Section 8.4(b) and except as disclosed in writing to the Agent prior to the Closing Date, each Credit Party will maintain and preserve, and cause each of their Subsidiaries to maintain and preserve, their existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by them or in which the transaction of their business makes such qualification necessary.

7.5.         Keeping of Records and Books of Account.  Each Credit Party will keep, and cause each of their Subsidiaries to keep, adequate records and books of account, with complete entries made in accordance with GAAP.

7.6.         Inspection Rights.  Each Credit Party will permit, and cause each of their Subsidiaries to permit, the Agent or representatives thereof at any time and from time to time during normal business hours and, in the absence of a continuing Event of Default, upon reasonable prior notice and if an Event of Default exists, without notice, and at the expense of the Borrower, to examine and make copies of and abstracts from their records and books of account, to visit and inspect their properties, to verify materials, leases, notes, accounts receivable, deposit accounts and other assets of the Credit Parties and their Subsidiaries, to conduct audits, physical counts, valuations, appraisals, environmental assessments or examinations and to discuss their affairs, finances and accounts with any of the directors, officers, managerial employees, independent accountants or other representatives thereof.  The Borrower agrees to pay the reasonable cost of such audits, counts, valuations, appraisals, assessments or examinations, provided that, in the absence of a continuing Event of Default, the Borrower shall not be obligated to pay for more than four audits and four appraisals in any calendar year.

7.7.         Maintenance of Properties, etc.  Each Credit Party will maintain and preserve, and cause each of their Subsidiaries to maintain and preserve, all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of their Subsidiaries to comply, at all times with the provisions of all leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any loss or forfeiture thereof or thereunder, in each case, other than sales of property otherwise permitted by the terms of this Agreement.

7.8.         Maintenance of Insurance .  Each Credit Party will maintain, and cause each of their Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to their properties (including all real properties leased or owned by them) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agent.  Immediately following the occurrence of the Revolving Credit Termination, all policies covering the Collateral are to be made payable to the Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  Immediately following the occurrence of the Revolving Credit Termination, all certificates of insurance are to be delivered to the Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of Agent and such other Persons as the Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Agent of the exercise of any right of cancellation.  If the Credit Parties or any of their Subsidiaries fail to maintain such insurance, the Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Subject to the terms set forth in the Revolving Intercreditor Agreement, upon the occurrence of an Event of Default, the Agent shall have the sole right, in the name of the Lenders, the Credit Parties and their Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

7.9.         Obtaining of Permits.  Each Credit Party will Obtain, maintain and preserve, and cause each of their Subsidiaries to obtain, maintain and preserve, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business and become or remain, and cause each of their Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where all such failures to comply with this Section 7.9 could not reasonably be expected to have a Material Adverse Effect.

7.10.       Environmental.  Each Credit Party will (i) keep any property either owned or operated by them or any of their Subsidiaries free of any Environmental Liens; (ii) comply, and cause their Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Agent documentation of such compliance which the Agent reasonably requests; (iii) immediately notify the Agent of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by the Credit Parties or any of their Subsidiaries and take any Remedial Actions required to abate said Release; (iv) promptly provide the Agent with written notice within 10 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Credit Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could not reasonably be expected to have a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agent and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or operated by any Credit Party or any of its Subsidiaries (or its respective predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials and/or (D) any violation of any Environmental Law at or relating to or arising in connection with any property owned or operated by any Credit Party or any of their Subsidiaries.

7.11.       Further Assurances.  Each Credit Party will take such action and execute, acknowledge and deliver, and cause each of their Subsidiaries to take such action and execute, acknowledge and deliver, at their sole cost and expense, such agreements, instruments or other documents as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Credit Documents, (ii) to subject to (x)  a valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to (and if the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable first priority Lien upon and continuing first priority security interest in and to) all any of the Collateral or any other property in favor of the Agent on behalf of the Tranche A/B Lenders and (y) a valid, perfected and enforceable third priority Lien upon and continuing third priority security interest in and to (and (A) if the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to, (B) if (1) if the Tranche A/B Termination shall have occurred and (2) the Revolving Credit Termination shall not have occurred, a valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to, and (C) if each of the Tranche A/B Termination and the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable first priority Lien upon and continuing first priority security interest in and to) all of the Collateral or any other property of the Credit Parties and their Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Credit Documents and the validity, perfection and priority of the Liens intended to be created thereby, (iv) to file financing statements or otherwise perfect its Lien under applicable nonbankruptcy law and (v) to better assure, convey, grant, assign, transfer and confirm unto the Agent the rights now or hereafter intended to be granted to the Agent and the Lenders under this Agreement or any other Credit Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Credit Party (i) authorizes the Agent to execute any such agreements, instruments or other documents in such Credit Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Agent to file any financing statement required hereunder or under any other Credit Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Credit Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Credit Party prior to the date hereof.

7.12.       Change in Collateral; Collateral Records.  Each Credit Party will provide to the Agent the notices and information provided to the Revolving Credit Agent pursuant to Section 7.01(m) of the Revolving Credit Agreement.

7.13.       Subordination.  Each Credit Party will cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agent and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agent.

7.14.       Guarantor Reports.  The Borrower will cause each guarantor to deliver its annual financial statements at the time when Holdings provides its audited financial statements to Agent and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

7.15.       Fiscal Year.  Holdings will cause its Fiscal Year to end on July 31 of each calendar year unless the Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement), and cause the Fiscal Year of each  Subsidiary to be the same as that of Holdings.

7.16.       Management of Holdings.  Holdings will employ a new chief financial officer within 90 days of the Closing Date, subject to the Agent’s review of qualifications, receipt of satisfactory reference checks and approval of any such Person by the Agent in its Permitted Discretion; provided that from the Closing Date until the employment of such new chief financial officer, an interim chief financial officer acceptable to the Agent (in its Permitted Discretion) shall at all times be retained.

7.17.       Immediate Notice to Agent.  The Borrower shall provide Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall state with reasonable particularity the facts and circumstances of the event for which such notice is being given:

(i)            any change in any of the Executive Officers;

(ii)           to the extent notice thereof is provided to the Revolving Agent, the completion of any physical count of all or a material portion of the Borrowers’ Inventory (together with a copy of the results thereof certified by the Borrower);

(iii)          any cessation by the Borrower of its making payment to its creditors generally as Borrower’s debts become due;

(iv)          any failure by Borrower to pay rent at any of Borrower’s locations, which failure continues for more than 15 days following the last day on which such rent was payable without more than a minimal adverse effect on Borrower; or

(v)           any intention on the part of Borrower to discharge the Borrower’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

ARTICLE VIII
Negative Covenants

Each Credit Party hereby covenants and agrees that on the Effective Date and thereafter for so long as this Agreement is in effect and until the Tranche A/B Term Loan Commitments have terminated and the Loans together with interest and fees are paid in full and all other Obligations incurred hereunder, to the extent due and payable, are paid in full:

8.1.         Lien Priority; Payment of Claims.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries any time suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of the Lenders in respect of the Collateral except for Liens in favor of the Revolving Credit Lenders.

8.2.         Liens, etc.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, create, incur, assume or suffer to exist, or any Lien upon or with respect to any of their properties, whether now owned or hereafter acquired, to file or suffer to exist under the UCC or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names any Credit Party or any of its Subsidiaries as debtor, to sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof), to sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to any Credit Party or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income, other than Permitted Liens.

8.3.         Indebtedness.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

8.4.         Fundamental Changes.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, wind-up, liquidate or dissolve (or permit or suffer any thereof) or merge, consolidate or amalgamate with any Person, convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or substantially all of their business, property or assets, whether now owned or hereafter acquired, or (agree to do any of the foregoing) or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing); provided, however, that:

(a)          any Credit Party may be merged into or may consolidate with another Credit Party, Wholly-Owned Subsidiary of a Credit Party, or a Tokarz Affiliate, so long as (x) no other provision of this Agreement would be violated thereby, (y) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction and (z) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation; and

(b)          any of the Credit Parties and their Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, (C) dispose of Inventory in the ordinary course of business, (D) dispose of Inventory for cash in connection with store closings and lease expirations, provided that (w) not more than 25 stores of the Credit Parties are closed in any calendar year, (x) the cash proceeds of Inventory sold in connection with any such store closing or expiration of lease shall not be less than 80% of the aggregate book value of such Inventory, (y) the Borrower must hire a third party liquidator reasonably satisfactory to the Agent to dispose of Inventory in connection with any such store closing or lease expiration and (z) such cash shall immediately be applied in accordance with Section 3.3, and (E) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that (x) the greater of the fair market value of all such property and assets and the cash received from all such sales and dispositions in any Fiscal Year shall in no event exceed $150,000 and (y) such cash shall immediately be applied in accordance with Section 3.3.

8.5.         Change in Nature of Business  No Credit Party will, nor permit any of their Subsidiaries to, make any change in the nature of its business as carried on at the date hereof.

8.6.         Loans, Advances, Investments, etc.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, make or commit or agree to make any Investment, except for: (i) Investments existing on the date hereof, as set forth on Schedule 8.6 hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) temporary loans and advances by any Credit Party to another Credit Party, made in the ordinary course of business, (iii) Permitted Investments and (iv) other investments in an aggregate amount (valued at cost) not to exceed $150,000 at any time.

8.7.         Lease Obligations.  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, create, incur or suffer to exist any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capital Leases entered into after the Closing Date owing by the Credit Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in Section 8.8.

8.8.         Capital Expenditures.

(a)           No Credit Party will, nor will any Credit Party permit any of their Subsidiaries to, make or commit or agree to make, any Consolidated Capital Expenditure that would cause the aggregate amount of all such Consolidated Capital Expenditures arising from purchases made or Capitalized Leases entered into by the Credit Parties and their Subsidiaries to exceed (i) for Fiscal Year ending in 2005 the sum of (A) $8,000,000, plus (B) the portion of Loss Proceeds that may be used during such period to replace property or assets of the Credit Parties in accordance with Section 3.3(a)(iv) and (ii) for the Fiscal Year ending in 2006, the sum of (A) $4,000,000, plus (B) up to $4,000,000 of amounts set forth in Section 8.8(a)(i) which the Credit Parties do not utilize during the Fiscal Year ending in 2005, plus (C) the portion of Loss Proceeds that may be used during such period to replace property or assets of the Credit Parties in accordance with Section 3.3(a)(vi); provided, however, in connection with the relocation of the flagship retail store presently located at 6608 Hollywood Boulevard, Los Angeles, California (the "Flagship Store"), the Credit Parties shall be permitted to make an additional $1,000,000 of Capital Expenditures in connection with the Flagship Store during the fifteen consecutive month period commencing on March 2, 2005.

(b)          Subject to the provisions of the Revolving Credit Agreement, the amount of Consolidated Capital Expenditures permitted by this Section 8.8 for any Fiscal Year shall be increased by an amount equal to 50% of the excess of (x) the permitted Consolidated Capital Expenditures for the immediately preceding Fiscal Year (without giving effect to this sentence) over (y) the amount of Consolidated Capital Expenditures actually made in such immediately preceding Fiscal Year; provided, that any amount that is carried forward to any subsequent Fiscal Year and the amount of Consolidated Capital Expenditures made in any Fiscal Year shall first be applied against the permitted amount set forth on the schedule above and thereafter applied to the amount available from the prior year.

8.9.         Intentionally Omitted.

8.10.       Intentionally Omitted.

8.11.       Restricted Payments .  No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, (i) declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Credit Party or any direct or indirect parent of any Credit Party, now or hereafter outstanding (excluding the repurchase of any stock acquired by an employee pursuant to an option acquired under the Equity Incentive Plan), (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding (excluding the repurchase of any warrant, option or other right acquired by an employee pursuant to the Equity Incentive Plan), (iv) return any capital to any shareholders or other equity holders of any Credit Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such (excluding the repurchase of any stock acquired by an employee pursuant to the Equity Incentive Plan) or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Credit Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equity holders of any Credit Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Credit Party, provided that payments under (i), (ii), (iii) and (iv) hereof may be made so long as no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such payment; and provided, further, that this Section 8.11 shall not prohibit payments to outside members of the Board of Directors of Holdings for each meeting of the Board of Directors of Holdings attended by such director so long as such payments are reasonable and consistent with industry practice, including grants of stock options, reimbursement of travel expenses, and reasonable compensation.

8.12.       Federal Reserve Regulations.  No Credit Party will, nor will any Credit Party permit any of their Subsidiaries to, permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loans to be margin loans under the provisions of Regulation T, U or X.

8.13.       Transactions with Affiliates.  No Credit Party will, nor will any Credit Party permit any of their Subsidiaries to, enter into, renew, extend or be a party to any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to the Credit Parties or such Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions among the Credit Parties, (iii) the Credit Documents and transactions related thereto, and (iv) the purchase of Common Stock by the Permitted Holders, individually or collectively.

8.14.       Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  No Credit Party will, nor will any Credit Party permit any of their Subsidiaries to, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Credit Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Credit Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Credit Party or any of its Subsidiaries, (iii) to make loans or advances to any Credit Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Credit Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 8.14 shall prohibit or restrict compliance with:

(a)           this Agreement and the other Credit Documents;

(b)          any agreements in effect on the date of this Agreement and described on Schedule 8.14;

(c)          any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(d)          in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets;

(e)          in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto; or

(f)           the Revolving Credit Debt Documents and the transactions contemplated thereby.

8.15.       Limitation on Issuance of Capital Stock.  No Credit Party will, nor will any Credit Party permit any of their Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants, except that Holdings may issue (i) Common Stock and (ii) Capital Stock pursuant to the Equity Incentive Plan.

8.16.       Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.  No Credit Party will, nor will any Credit Party permit any of their Subsidiaries to, (i) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any agreement, instrument or document evidencing or governing any of the other Indebtedness of Holdings or its Subsidiaries or any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any material respect, (ii) except for the Obligations and except as otherwise expressly provided in Section 3.3, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as otherwise permitted hereunder, amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, provided, that this Section 8.16 shall not prohibit the execution, amendment or restatement on or prior to the Effective Date of the Shareholders Agreement.

8.17.       Investment Company Act of 1940.  No Credit Party will, nor will any Credit Party permit any of their Subsidiaries to, engage in any business, enter into any transaction, use any securities or take any other action that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

8.18.       ERISA.  No Credit Party will, nor will any Credit Party permit any of their Subsidiaries to, (i) engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or Section 4980B of the Internal Revenue Code; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

8.19.       Environmental.  No Credit Party will, nor will any Credit Party permit any of their Subsidiaries to, permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or operated by the Credit Parties or any of their Subsidiaries except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

8.20.       Store Openings and Closings.  No Credit Party will, nor will any Credit Party permit any of their Subsidiaries to, commit to open, open or close any location at which any Credit Party maintains, offers for sale or stores any of the Collateral unless such Credit Party has provided Agent at least 30 days’ prior written notice of such commitment, opening or closing and (i) in the case of any such opening, such opening is consistent with the Financial Projections, as updated by the business plans delivered to the Agent pursuant to Section 7.1(b)(iii) or (ii) in the case of any such closing, Agent has consented in writing to the manner in which such Credit Party shall effect such closing, including, without limitation, any third party agent that such Credit Party proposes to employ in connection therein.

8.21.       Fixed Charge Coverage Ratio; EBITDA.  Holdings will not permit (i) the Fixed Charge Coverage Ratio of Holdings and its Consolidated Subsidiaries for each calendar month ending on the last day of a month set forth in Schedule 8.21 to be less than the applicable amount set forth opposite such month in Schedule 8.21, or (ii) Consolidated EBITDA of Holdings and its Consolidated Subsidiaries at the end of each calendar month ending on the last day of a month set forth in Schedule 8.21 to be less than the applicable amount set forth opposite such month in Schedule 8.21.  For each month after the last month set forth in Schedule 8.21 hereto, upon receipt of the final projections required to be delivered to the Agent pursuant to Section 7.1(b)(iii) hereof, the Agent shall establish in its Permitted Discretion a revised Schedule 8.21, setting forth for each month covered by such financial projections the required Fixed Charge Coverage Ratio and Consolidated EBITDA of Holdings and its Consolidated Subsidiaries;  The financial covenants in this Section 8.21 shall be tested in the event that the Borrowers fail to maintain Availability under the Revolving Credit Agreement, at all times beginning April 1, 2005, of at least $1,500,000.  Following April 1, 2005, the financial covenants in this Section 8.21 shall be tested in the event that the Borrowers fail to maintain Availability under the Revolving Credit Agreement, at all times beginning April 1, 2005.  Notwithstanding the foregoing, prior to the payment in full of the Senior Indebtedness (as such term is defined in the revolving Credit Agreement, as amended or otherwise modified from time to time), for each applicable period after the last month set forth in Schedule 8.21 hereto, Schedule 8.21 shall be revised to contain the same required Fixed Charge Coverage Ratio and Consolidated EBITDA of Holdings and its Consolidated Subsidiaries contained in Schedule 7.02(u) to the Revolving Credit Agreement, as amended or otherwise modified from time to time and Section 8.21 shall incorporate by reference as though expressly adopted by amendment to the Term Loan Agreement any further modifications to the testing procedure set forth in Section 7.02(u) to the revolving Credit Agreement, as amended or otherwise modified from time to time.

ARTICLE IX
Events of Default

Upon the occurrence and during the continuance of any of the following specified events (each an “Event of Default”):

9.1.         Payments. The Borrower shall fail to pay any principal of or interest on any Loan or any fee, indemnity or other amount payable under this Agreement or any other Credit Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); provided, that with respect to the Tranche C Term Loans, only a default in the payment of interest under Section 2.10 shall constitute an Event of Default; provided further, that with respect to any such failure to pay interest on any Loan or any fee, indemnity or other amount payable under this Agreement (other than any principal payment), such failure shall have continued for five Business Days following the due date thereof ; or

9.2.         Representations, etc.  Any representation or warranty made or deemed made by or on behalf of any Credit Party or by any officer of the foregoing under or in connection with any Credit Document or under or in connection with any report, certificate, or other document delivered to the Agent or the Lenders pursuant to any Credit Document shall have been incorrect in any material respect when made or deemed made; or

9.3.         Covenants.  Any Credit Party or any of its Subsidiaries shall fail to perform or comply with any other term, covenant or agreement contained in this Agreement or any other Credit Document to be performed or observed by it and, except as set forth in Section 9.1 or 9.2, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date a senior officer of any Credit Party becomes aware of such failure and the date written notice of such default shall have been given by the Agent to such Credit Party; or

9.4.         Default Under Other Agreements.  Any Credit Party or any of its Subsidiaries shall fail to pay any principal of or interest on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $150,000, or any interest or premium thereon, when due whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or

9.5.         Bankruptcy.

(a)           Voluntary Bankruptcy Proceeding.  Any Credit Party or any Subsidiary thereof (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this Section 9.5(a); or

(b)          Involuntary Bankruptcy Proceeding.  Any proceeding shall be instituted against any Credit Party seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or

9.6.         Failure of Agreements.  Any material provision of any Credit Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Credit Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Credit Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, any Credit Party shall deny in writing that it has any liability or obligation purported to be created under any Credit Document; or

9.7.         Security Document.  Any Security Document shall for any reason fail or cease to create (i) a valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to (and if the Tranche A/B Termination shall have occurred, a valid, perfected and enforceable first priority Lien upon and continuing first priority security interest in and to) all of the Collateral in favor of the Agent on behalf of the Tranche A/B Lenders and (ii) a valid, perfected and enforceable third priority Lien upon and continuing third priority security interest in and to (and (A) if the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to, (B) if (1) if the Tranche A/B Termination shall have occurred and (2) the Revolving Credit Termination shall not have occurred, a valid, perfected and enforceable second priority Lien upon and continuing second priority security interest in and to, and (C) if each of the Tranche A/B Termination and the Revolving Credit Termination shall have occurred, a valid, perfected and enforceable first priority Lien upon and continuing first priority security interest in and to) all of the Collateral purported to be covered thereby in favor of the Agent on behalf of the Tranche C Lenders; or; or

9.8.         Guarantees.  Any provisions under Article IV hereof shall cease to be in full force or effect in all material respects, or the Guarantor thereunder or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under Article IV or the Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to Article IV; or

9.9.         Judgments.  One or more judgments or orders for the payment of money exceeding $150,000 in the aggregate shall be rendered against any Credit Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of 30 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 9.9 if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

9.10.       Operation of Business.

(a)           Any Credit Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days; or

(b)           Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Credit Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(c)           Any cessation of a substantial part of the business of any Credit Party for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis; or

(d)           The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Credit Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

9.11.       Criminal or Civil Proceedings.  The indictment, or the threatened indictment of any Credit Party under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Credit Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

9.12.       ERISA.

(a)           Any Credit Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal any Credit Party or such ERISA Affiliate incurs a withdrawal liability in an annual amount exceeding $750,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof such Credit Party’s, or such ERISA Affiliate’s annual contribution requirement with respect to such Multiemployer Plan increases in an annual amount exceeding $750,000; or

(b)          any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Credit Party by the Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s benefits liabilities exceeds the then current value of such Employee Plan’s assets determined in accordance with the assumptions used by the PBGC for plan terminations by more than $750,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount); or

9.13.          Environmental.  Any Credit Party shall be liable for any Environmental Liabilities and Costs, the payment of which could reasonably be expected to have a Material Adverse Effect; or

9.14.          Intentionally Omitted.

9.15.          Acceleration of Revolving Credit Indebtedness.  The Revolving Credit Collateral Agent or the Revolving Credit Lenders shall declare the Indebtedness under the Revolving Credit Debt Documents to be due and payable, or require such Indebtedness to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent may, and upon the written request of the Required Lenders shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided, that if an Event of Default specified in Section 9.5 shall occur, with respect to any Credit Party or any of its Subsidiaries, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the principal of and accrued interest in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; or (ii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the remedies created pursuant to the Security Documents and applicable law, in order to satisfy all of the Borrower’s Obligations.

The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Credit Documents or that may now or hereafter exist in law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Credit Parties, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Credit Documents or to constitute a waiver of any Event of Default.

ARTICLE X
The Agent

10.1.          Appointment.  Each Lender hereby irrevocably designates and appoints SPV as Agent (such term to include the Agent acting as Collateral Agent or in any other representative capacity under any other Credit Document) of such Lender to act as Agent as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, the other Credit Documents.  The Agent agrees to act as such upon the express conditions contained in this Article X.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.  The provisions of this Article X are solely for the benefit of the Agent and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement or, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party.  The Borrower hereby agrees to pay the Agent an annual agency fee as previously agreed with the Agent.

10.2.          Delegation of Duties.  The Agent may execute any of its duties under this Agreement, any other Credit Document or by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3.          Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement, the other Credit Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement, any other Credit Document or for any failure of any Credit Party or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any Credit Party or any of its Subsidiaries.  The Agent shall not be responsible to any Lender for the effectiveness, genuineness, value, validity, enforceability, collectibility or sufficiency of this Agreement, any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Borrower to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

10.4.          Reliance by the Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 11.4 hereof.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement, any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Credit Document, all the Lenders) as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Obligations.

10.5.          Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

10.6.          Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Credit Party or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their respective Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement and the Credit Documents.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their respective Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Credit Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of any Credit Party or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.  Neither the Agent nor any Lender shall be deemed to be a fiduciary or have any fiduciary duty to any other Lender or Credit Party.

10.7.          Indemnification.  The Lenders agree to indemnify the Agent in its capacity as such or in any other representative capacity under any other Credit Document ratably according to their respective aggregate Loan Amounts, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower or any of its Subsidiaries; provided, that no Lender shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct.  If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 10.7 shall survive the payment of all Obligations and all other amounts payable hereunder and termination of this Agreement.

10.8.          The Agent in Its Individual Capacity.  The Agent and its Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with each Credit Party and each of its respective Subsidiaries and other Affiliates of any Credit Party as though the Agent were not the Agent hereunder.  With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement, the other Credit Documents, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

10.9.          Successor Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Agent.  The resigning Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.  After the retiring Agent’s resignation hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

10.10.      Resignation by Agent.

(a)           The Agent may resign from the performance of all its functions and duties hereunder at any time by giving 15 Business Days’ prior written notice to the Borrower and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to Sections 10.10(b) and 10.10(c) below or as otherwise provided below.

(b)           Upon any such notice of resignation of the Agent, the Required Lenders shall appoint a successor Agent acceptable to the Borrower and which shall be an incorporated Lender, a limited liability Lender, trust company or other qualified financial institution with operations in the United States.

(c)           If a successor Agent shall not have been so appointed within said 15 Business Day period, the resigning Agent, on behalf of the Lenders and with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

(d)           If no successor Agent has been appointed pursuant to Sections 10.10(b) and 10.10(c) by the 20th Business Day after the date such notice of resignation was given by the resigning Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Required Lenders with the consent of the Borrower appoint a successor Agent as provided above.

(e)           Notwithstanding anything to the contrary contained in this Article X, SPV, as Agent, may transfer its rights and obligations to perform all of its functions and duties hereunder to its parent company or to any Affiliate of it or its parent company.

ARTICLE XI
Miscellaneous

11.1.        Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (which may include telecopier communication) and couriered for delivery of the next Business Day, and shall be sent, if to any Credit Party, to:

Frederick’s of Hollywood, Inc.
6608 Hollywood Boulevard
Hollywood, California 90028
Telecopy No.: 323-464-4219
Attention: Chief Executive Officer

with copies to:

Van Etten Suzumoto & Becket LLP
1620 26th Street
Suite 6000 North
Santa Monica, California 90404
Telecopy No.: 310-315-8210
Attention: Marilyn Barrett, Esq.

if to the Agent, to:

Mellon HBV Alternative Strategies LLC
200 Park Avenue, Suite 5400
New York, New York 10166-3399
Telecopy No.: 212-922-8953
Attention: James P. Jenkins

with copies to:

Heller Ehrman LLP
7 Times Square
New York, New York 10036
Telecopy No.: (212) 763-7600
Attention: Guy N. Molinari, Esq.

if to any Lender, at its address specified for such Lender on Annex V hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto.  All such notices and communications shall, when telecopied or sent by overnight courier, be effective when sent by telecopier or delivered to the overnight courier, as the case may be, except that notices and communications to the Agent shall not be effective until received by the Agent.

11.2.        Payment of Expenses, etc.  The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses (x) of the Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including the fees and disbursements of Heller Ehrman LLP and local counsel to the Lenders) with prior notice to the Borrower of the engagement of any counsel (y) of the Agent and each of the Lenders in connection with the enforcement of the Credit Documents (including in connection with any “work-out” or other restructuring of the Borrower’s Obligations or in connection with any bankruptcy, reorganization or similar proceeding with respect to any Credit Party or its Subsidiaries) and the documents and instruments referred to therein (including the fees and disbursements of counsel for each of the Lenders) with prior notice to the Borrower of the engagement of any counsel, and the reasonable fees and expenses of any appraisers, accountants, engineers, attorneys, consultants or other advisors engaged with prior notice to the Borrower of any such engagement with respect to environmental or other matters, and (z) of the Lenders and Tokarz (including the fees and disbursements of outside counsel in connection with (A) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to the Credit Documents, (B) the enforcement of the Credit Documents, (C) the negotiation, preparation, execution and delivery of all documents related to the refinancing of the Borrower in March, 2005, (D) any fees in connection with Lender's appointment as Agent, and (E) any fees incurred by SPV in connection with the issuance of new notes and the amending and restating of this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses (including attorneys’ fees) of the Agent or SPV or in connection with the assignment or attempted assignment to any other Person of all or any portion of SPV’s interest under this Agreement pursuant to Section 11.4 incurred prior to 120 days following the Effective Date; (iii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iv) indemnify each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, penalties, fines, liabilities, claims, settlements, damages, costs or expenses (including any and all losses, penalties, fines, liabilities, claims, settlements, damages, costs or expenses arising under Environmental Laws) incurred by any of them as a result of, or arising out of, or in any way related to the entering into or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any other transactions contemplated in any Credit Document, including the documented reasonable fees and disbursements of counsel incurred by any of them (but excluding any such losses, penalties, fines, liabilities, claims, settlement, damages costs or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

11.3.        Management Fee.  Until the Indebtedness is repaid or otherwise discharged in full, Tokarz and SPV shall be available to Borrower (and its subsidiaries) to provide financial advice and related management services.  In exchange for their services hereunder, the Company agrees to pay SPV and Tokarz an annual management services fee in the amount of $200,000, which amount shall be apportioned between them as they shall mutually agree.  Such fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, with the first of such payments due upon the date hereof.  The Board of Directors of the Company can determine to waive or defer any such quarterly payment if it is in their reasonable business judgment to do so.

11.4.        Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon and after the occurrence and during the continuance of an Event of Default, each Lender and any assignee or participant of such Lender in accordance with Section 11.5 is hereby authorized by the Borrower at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special time or demand, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other Indebtedness at any time held or owing by such Lender (including by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement or under any of the other Credit Documents, including all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 11.5(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of (a) whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Article IX.

11.5.        Successors and Assigns; Participations.

(a)           Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, all future holders of the Notes, and their respective successors and assigns; provided, that no Credit Party may assign or transfer any of its interests hereunder without the prior written consent of all of the Lenders in their sole discretion (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void); provided, further, that the rights of each Lender to transfer, assign or grant participations in its rights or obligations hereunder shall be limited as set forth below in this Section 11.5; and provided, further, that nothing in this Section 11.5 shall prevent or prohibit any Lender from (i) pledging its Loans or Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and (ii) subject to Section 11.5(b)(ii), granting participations in or assignments of all or a portion of such Lender’s Loans or Notes hereunder (y) to its parent company or to any Affiliate of such Lender that is at least 50% owned by such Lender or its parent company or (z) to an entity managed by a Person referred to in Section 11.5(a)(ii)(y).

(b)           Each Lender shall have the right to transfer, assign or grant participations in all or any part of its remaining Loans or Notes hereunder on the basis set forth below in this Section 11.5(b).  Each Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

(i)           Assignments.  Each Lender, with the written consent of the Agent, which shall not be unreasonably withheld, which shall be evidenced on the notice in the form of Exhibit D-1 hereto, may assign pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit D-2 hereto all or a portion of its Loans or Notes hereunder pursuant to this clause (b)(i) to an Eligible Assignee; provided, that any such assignment shall be in an amount equal to at least $1,000,000 or such Lender’s remaining Loans or Notes if less than $1,000,000.  Any assignment pursuant to this clause (b)(i) will become effective no later than five Business Days after the Agent’s receipt of (1) a written notice in the form of Exhibit D-1 hereto from the assigning Lender and the assignee Lender and (2) a processing and recordation fee of $2,000 from the assigning Lender in connection with the Agent’s recording of such sale, assignment, transfer or negotiation; provided, that such fee shall only be payable if the assignment is between a Lender and a party that is not a Lender or its Subsidiary or Affiliate prior to the assignment.  The Borrower shall issue new Notes to the assignee in conformity with Section 2.6 and the assignor shall return the old Notes to the Borrower.  Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of the Assignment and Assumption Agreement and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender; provided, that if such surrendered Notes shall be in respect of Tranche C Term Loans, the Borrower shall issue and deliver such new Tranche C Term Note in an aggregate principal amount as calculated by giving effect to the operation of Section 2.10(d).  Upon the effectiveness of any assignment in accordance with this clause (b)(i), the assignee thereunder will become a “Lender” for all purposes of this Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder with respect to the Loans or Notes being assigned.  The Agent shall maintain at its address specified in Annex V hereto a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register in which it shall record the names and addresses of the Lenders and the Loan Amount of, and principal amount of the Obligations owing to, each Lender from time to time (the “Register”) taking into account, with respect to Tranche C Term Loans, the operation of Section 2.10(d).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Credit Documents.  The Register shall be available for inspection by the Borrower, the Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(ii)          Participations.  Each Lender may transfer, grant or assign participations in all or any portion of such Lender’s Loans or Notes hereunder pursuant to this clause (b)(ii) to any Person; provided, that (1) such Lender shall remain a “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a Lender hereunder; (2) each such participation shall be in an amount not less than $1,000,000; (3) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement; and (4) no participant under any such participation shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the scheduled final maturity date of any of the Loans or Notes in which such participant is participating or (y) reduce the principal amount, interest rate or fees applicable to any of the Loans or Notes in which such participant is participating or postpone the payment of any interest or fees or (z) release all or substantially all of the Collateral (except as expressly permitted by the Credit Documents).  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, that such participant shall be considered to be a “Lender” for purposes of Sections 3.6 and 11.3.

11.6.        No Waiver; Remedies Cumulative.  No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.7.        Calculations; Computations.

(a)           The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Borrower to the Lenders); provided, that, except as otherwise specifically provided herein, all computations determining compliance with Article VIII and all definitions used herein for any purpose shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to Section 5.1(k).

(b)           All computations of interest and fees hereunder shall be made on the actual number of days elapsed over a year 365 days.

11.8.        Governing Law; Submission to Jurisdiction; Venue.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS.

(b)           Each Credit Party and each of its respective Subsidiaries hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any of the Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party, its Subsidiaries or any of their properties in the courts of any jurisdiction.

(c)           Each Credit Party and each of its respective Subsidiaries hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with the Agreement or any other Credit Document brought in the courts referred to in paragraph (b) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1 for the purposes relating to any of the Credit Documents.  Nothing in this Agreement will affect the right of any party to this Agreement to service process in any other manner permitted by law.

11.9.        Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be held and maintained by each of the Borrower and the Agent.

11.10.      Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) and at the time (the “Effective Time”) on which the Borrower, each Credit Party and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at the Agent’s Office or, in the case of the Lenders, shall have given to the Agent telephonic (confirmed in writing), written, telex or telecopy notice (actually received) at such office that the same has been signed and mailed to it.  The Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Time.  This Agreement shall remain in effect from the Effective Date through and including (i) the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full or (ii) 30 Business Days following the Effective Date if the Closing Date shall not have occurred by such date.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

11.11.      Headings Descriptive.  The headings of the several articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or construction of, or be taken into consideration in interpreting, any provision of this Agreement.

11.12.      Amendment or Waiver.  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated (other than pursuant to the terms hereof) unless such change, waiver, discharge or termination is in writing signed by each of the Agent, the Required Lenders and the Borrower; provided that no such change, waiver, discharge or termination shall:

(a)           without the consent of each affected Lender and the Agent, (i) extend the scheduled final maturity date of any Loan, or any portion thereof; (ii) reduce the rate or extend the time of payment of interest thereon or fees or reduce the principal amount thereof; or (iii) increase the Loan Amounts of any Lender or the Total Loan Amounts, in each case over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Loan Amount of any Lender);

(b)           without the consent of all of the Lenders or the Agent acting with the consent of all of the Lenders (i) release all or substantially all of the Collateral or Guarantees (except as expressly permitted by the Credit Documents); (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement and the other Credit Documents; (iii) alter the terms of this Section 11.12; or (iv) modify the definition of the term “Required Lenders”;

(c)           without the consent of all of the Tranche A/B Lenders, (i) reduce the percentage in the definition of the term “Required Tranche A/B Lenders” or (ii) amend, modify or waive Section 3.1(a);

(d)           without the consent of all of the Tranche C Lenders, (i) reduce the percentage in the definition of the term “Required Tranche C Lenders” or (ii) amend, modify or waive Section 3.1(b);

(e)           amend, modify or waive any provision of Article X hereof or any other rights or duties of the Agent hereunder without the written consent of the then Agent; or

(f)           amend, modify or waive any provision of Article IV hereof without the written consent of each Guarantor.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, the Agent and all future holders of the Loans.

11.13.      Survival.  All indemnities set forth herein including in Section 3.7, 4.7, 10.7 or 11.2 shall survive the execution and delivery of this Agreement and the making of the Loans, the repayment of the Obligations and the termination of the Total Loan Amounts.

11.14.      Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any branch office, Subsidiary or Affiliate of such Lender.

11.15.      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATE HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16.      Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.17.      Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment of proceeds had not been received by the Agent.

11.18.      Severability.  Any provision of this Agreement or any other Credit Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.19.      Conflict in Terms.  Where any conflict exists between any term or provision of this Agreement and a term or provision of the Revolving Intercreditor Agreement, such term or provision of the Revolving Intercreditor Agreement shall govern and control.  Without limiting the generality of the foregoing, at any time prior to the occurrence of the Revolving Credit Termination, a Credit Party shall be deemed to have complied with its obligations hereunder (i) to deliver physical possession of Collateral, and proceeds thereof (including insurance proceeds), to the Agent or a Lender by delivering (and paying over) such Collateral to the Revolving Credit Agent, (ii) to provide control the Agent or a Lender with control of Collateral, and proceeds thereof (including insurance proceeds), by providing control of such Collateral to the Revolving Credit Agent, and (iii) to prepay the Obligations by paying such amount to the Revolving Credit Agent and prepaying the “Obligations” under the Revolving Credit Debt Documents.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Frederick’s of Hollywood, Inc.

By:		/s/ Linda LoRe
Name: Linda LoRe
Title: President and CEO

FOH Holdings, Inc.

By: :		/s/ Linda LoRe
Name: Linda LoRe
Title: President and CEO

Frederick’s of Hollywood Stores, Inc.

By: :		/s/ Linda LoRe
Name: Linda LoRe
Title: President and CEO

Hollywood Mail Order, LLC

By: FOH Holdings, Inc., its Manager
	By:	:/s/ Linda LoRe
Name: Linda LoRe
Title: President and CEO

Fredericks.com, Inc.

By: :		/s/ Linda LoRe
Name: Linda LoRe
Title: President and CEO

Mellon HBV SPV LLC, as Agent and
Collateral Agent and as a Lender

By:	Mellon HBV Alternative Strategies
LLC, its managing member

	By:	/s/ James P. Jenkins
Name: James P Jenkins
Title: Portfolio Manager

Tranche A/B Term Loan Commitment: $4,965,792.68
Tranche C Term Loan Amount: $7,638,081.51

Mellon HBV Master Rediscovered Opportunities Fund L.P.

By:	/s/ James P. Jenkins
Name: James P. Jenkins
Title: Portfolio Manager

Tranche A/B Term Loan Commitment: $2,634,207.92
Tranche C Term Loan Amount: $2,596,598.77

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1.	Definitions	1
1.2.	Terms Generally	21
1.3.	Accounting Terms	21

ARTICLE II AMOUNT AND TERMS OF CREDIT		21

2.1.	Tranche A/B Loans	21
2.2.	Tranche C Loans	21
2.6.	Evidence of Obligations	22
2.8.	Pro Rata Loans	22
2.8.	Interest on Tranche A/B Term Loans	23
2.9.	Interest on Tranche C Term Loans	23
2.10.	Capital Requirements	24
2.11.	Total Loan Amounts	24
2.12.	Delivery of Tax Forms	25
2.16.	Closing Fee	25

ARTICLE III PAYMENTS		25

3.1.	Repayments	25
3.2.	Voluntary Prepayments	26
3.3.	Mandatory Prepayments	27
3.4.	Method and Place of Payment	29
3.6.	Pro Rata Treatment; Sharing of Set-Offs	29
3.6.	Net Payments	30

ARTICLE IV GUARANTEES		31

4.1.	The Guarantee.	31
4.2.	Waiver by Guarantors	31
4.3.	Consent by Guarantors	32
4.4.	Waivers; Successors and Assigns	32
4.5.	Guarantee Secured	33
4.6.	Rights of Set-Off	33
4.7.	Effectiveness; Reinstatement	33
4.8.	Payments of Guaranteed Obligations	34
4.9.	Remedies	34
4.10.	Subrogation	34
4.11.	Rights of Contribution	34
4.12.	General Limitation on Guarantee Obligations	35
4.13.	Merger	35
4.14.	No Waiver	35

ARTICLE V CONDITIONS PRECEDENT		36

5.1.	Conditions Precedent to Loans	36

i

ARTICLE VI REPRESENTATIONS, WARRANTIES AND AGREEMENTS		40

6.1.	Organization, Good Standing, Etc	40
6.2.	Authorization	40
6.3.	Government Approvals	40
6.4.	Execution and Binding Effect	41
6.5.	Subsidiaries	41
6.6.	Litigation; Commercial Tort Claims	41
6.7.	Financial Condition	41
6.8.	Compliance with Law, etc	42
6.9.	ERISA	42
6.10.	Taxes, etc	43
6.11.	Regulation U	43
6.12.	Nature of Business	43
6.13.	Adverse Agreements, etc.	43
6.14.	Permits, etc.	43
6.15.	Properties	43
6.16.	Full Disclosure	44
6.17.	Environmental Matters	44
6.18.	Insurance	45
6.19.	Use of Proceeds	45
6.20.	Sufficient Capital	45
6.21.	Intellectual Property	46
6.22.	Holding Company and Investment Company Acts	46
6.23.	Employee and Labor Matters	46
6.24.	Name; Jurisdiction or Organization; etc	47
6.26.	Security Interests	47
6.27.	Revolving Credit Debt Documents	47
6.28.	Representations and Warranties in Documents; No Default	48
6.29.	Schedules	48

ARTICLE VII AFFIRMATIVE COVENANTS		48

7.1.	Information Covenants	48
7.2.	Additional Guaranties and Collateral Security	51
7.3.	Compliance with Laws, etc	52
7.4.	Preservation of Existence, etc	52
7.5.	Keeping of Records and Books of Account	52
7.6.	Inspection Rights	53
7.7.	Maintenance of Properties, etc	53
7.8.	Maintenance of Insurance	53
7.9.	Obtaining of Permits	54
7.10.	Environmental	54
7.11.	Further Assurances	55
7.12.	Change in Collateral; Collateral Records	55
7.13.	Subordination	55
7.14.	Guarantor Reports	55
7.15.	Fiscal Year	55

7.17.	Management of Holdings	56
7.19.	Immediate Notice to Agent	56

ARTICLE VIII NEGATIVE COVENANTS		56

8.1.	Lien Priority	56
8.2.	Liens, etc	56
8.3.	Indebtedness	57
8.4.	Fundamental Changes	57
8.5.	Change in Nature of Business	57
8.6.	Loans, Advances, Investments, etc	58
8.7.	Lease Obligations	58
8.8.	Capital Expenditures	58
8.9.	Restricted Payments	59
8.10.	Federal Reserve Regulations	59
8.11.	Transactions with Affiliates	59
8.12.	Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries	60
8.13.	Limitation on Issuance of Capital Stock	60
8.14.	Modification of Indebtedness, Organizational Documents and Certain Other Agreements	61
8.15.	Investment Company Act of 1940	61
8.16.	ERISA	61
8.17.	Environmental	61
8.18.	Store Openings and Closings	62
8.19.	Fixed Charge Coverage Ratio; EBITDA	62

ARTICLE IX EVENTS OF DEFAULT		62

9.1.	Payments	63
9.2.	Representations, etc.	63
9.3.	Covenants	63
9.4.	Default Under Other Agreements	63
9.5.	Bankruptcy	63
9.6.	Failure of Agreements	64
9.7.	Security Document	64
9.8.	Guarantees	64
9.9.	Judgments	64
9.10.	Operation of Business	65
9.11.	Criminal or Civil Proceedings	65
9.12.	ERISA	65
9.13.	Environmental	66
9.15.	Acceleration of Revolving Credit Indebtedness	66

ARTICLE X THE AGENT		67

10.1.	Appointment	67
10.2.	Delegation of Duties	67
10.3.	Exculpatory Provisions	67
10.4.	Reliance by the Agent	68

10.5.	Notice of Default	68
10.6.	Non-Reliance on Agent and Other Lenders	69
10.7.	Indemnification	69
10.8.	The Agent in Its Individual Capacity	69
10.9.	Successor Agent	69
10.10.	Resignation by Agent	70

ARTICLE XI MISCELLANEOUS		70

11.1.	Notices	70
11.2.	Payment of Expenses, etc.	72
11.3.	Management Fee	72
11.4.	Right of Setoff	72
11.5.	Successors and Assigns; Participations	73
11.6.	No Waiver; Remedies Cumulative	74
11.7.	Calculations; Computations	75
11.8.	Governing Law; Submission to Jurisdiction; Venue	75
11.9.	Counterparts	76
11.10.	Effectiveness	76
11.11.	Headings Descriptive	76
11.12.	Amendment or Waiver	76
11.13.	Survival	77
11.14.	Domicile of Loans	77
11.15.	WAIVER OF JURY TRIAL	77
11.16.	Independence of Covenants	77
11.17.	Reversal of Payments	78
11.18.	Severability	78
11.19.	Conflict in Terms	78

Annex I	-	List of Frederick’s Subsidiaries
Annex II	-	List of Tranche A/B Lenders
Annex III	-	Tranche C Lenders
Annex IV	-	Summary of Corporate Insurance Policies
Annex V	-	Lender Addresses

Schedule 6.5	-	Subsidiaries
Schedule 6.6	-	Litigation; Commercial Tort Claims
Schedule 6.9	-	ERISA
Schedule 6.15	-	Properties
Schedule 6.17	-	Environmental Matters
Schedule 6.18	-	Insurance
Schedule 6.21	-	Intellectual Property
Schedule 6.24	-	Name; Jurisdiction of Organization; Organizational ID Number, etc.
Schedule 7.1(a)	-	Information Covenant Documents
Schedule 7.12	-	Location of Collateral
Schedule 8.2	-	Existing Liens
Schedule 8.6	-	Existing Investments
Schedule 8.12	-	Existing Agreements Restricting Dividends and other Payments Affecting Subsidiaries
Schedule 8.19	-	Fixed Charge Coverage Ratio; EBITDA

Exhibit A	-	Form of Tranche A/B Term Note
Exhibit B	-	Form of Tranche C Term Note
Exhibit C	-	Form of Officer’s Certificate Regarding Environmental Review
Exhibit D-1	-	Form of Notice of Assignment
Exhibit D-2	-	Form of Assignment and Assumption Agreement
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Financial Projections